UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ORION HEALTHCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

   , 2007

To Our Stockholders:

On behalf of the board of directors and management of Orion HealthCorp, Inc., I cordially invite you to attend a special meeting of the stockholders (the “Special Meeting”) to be held on          , 2007, at 8:00 a.m. local time, at 1805 Old Alabama Road, Roswell, Georgia 30076. The attached Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the Special Meeting.

At the Special Meeting stockholders will be asked to consider and approve a proposal to amend our certificate of incorporation to provide for a 1-for-2,500 reverse stock split of our Class A Common Stock, immediately followed by a 2,500-for-1 forward stock split of our Class A Common Stock.

If approved by our stockholders, the proposal is expected to result in termination of the registration of our Class A Common Stock under the federal securities laws and thereby eliminate the significant expense required to comply with the reporting and related requirements under those laws. The proposed transaction is expected to reduce the number of holders of record for our Class A Common Stock to fewer than 300 holders, thereby permitting us to file for termination of registration of our Class A Common Stock under the federal securities laws.

If approved at the Special Meeting, the transaction will affect the holders of our Class A Common Stock as follows:

•	Holders of fewer than 2,500 shares of our Class A Common Stock on the date that the transaction occurs will cease to be stockholders of Orion HealthCorp, Inc. and will receive a cash payment from us in the amount of $0.23 per share, without interest, upon consummation of the transaction.

•	Holders of 2,500 or more shares of our Class A Common Stock on the date that the transaction occurs will continue to remain stockholders of Orion HealthCorp, Inc. following consummation of the transaction.

Because we have a significant number of holders of our Class A Common Stock who own fewer than 2,500 shares, we expect that the number of holders of record of our Class A Common Stock will be reduced from approximately 311 to approximately 137, while the number of outstanding shares of our Class A Common Stock will decrease by only approximately 1.1%, a reduction of approximately 1,153,541 shares from the 105,504,032 shares outstanding as of September 18, 2007.

After careful consideration, a special committee of our board of directors (the “Special Committee”) has concluded that the costs associated with being a Securities and Exchange Commission (“SEC”) reporting company are not justified by the benefits of being a public company. We estimate that we will save approximately $900,000 annually in compliance costs, as well as a considerable savings of time and attention of management. We believe that the cost-savings will be in our best interest and those of our stockholders who continue to own shares after consummation of the transaction. Although our Class A Common Stock will no longer be listed on the American Stock Exchange (“AMEX”) if the transaction is completed, we believe that our shares would be quoted on the “pink sheets” and our remaining stockholders would be able to trade their shares in the over-the-counter markets. In addition, the transaction would allow holders of fewer than 2,500 shares of our Class A Common Stock immediately before consummation of the transaction the opportunity to receive cash for their shares at a premium to the closing price of our Class A Common Stock on the last trading day before the public announcement of the approval of the transaction by the Special Committee, without having to pay brokerage commissions and other transaction costs.

Our board of directors created the Special Committee, which is comprised entirely of independent members of the board of directors, to review the proposed transaction and consider its fairness to both holders of fewer than

2,500 shares of our Class A Common Stock, as well as its fairness to holders of 2,500 or more shares of our Class A Common Stock. The Special Committee received an opinion from its financial advisor indicating that the per share cash amount to be paid to the unaffiliated holders of fewer than 2,500 shares of Class A Common Stock is fair to such holders from a financial point of view.

ACCORDINGLY, AFTER CAREFUL DELIBERATION OF THE ISSUES IT DEEMED PERTINENT, INCLUDING ALTERNATIVES TO THE TRANSACTION, THE COSTS AND BENEFITS OF REMAINING AN SEC REPORTING COMPANY AND THE FAIRNESS OF THE TRANSACTION, THE SPECIAL COMMITTEE HAS CONCLUDED THAT THIS TRANSACTION IS IN OUR BEST INTEREST AND THE BEST INTEREST OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL. The enclosed proxy statement includes a discussion of the alternatives and factors considered by the Special Committee in connection with the Special Committee’s approval of the proposed transaction. For more information regarding these factors see the section of the attached proxy statement titled “Special Factors — Background of the Transaction — Board and Special Committee Deliberations” and “Special Factors — Recommendation of the Special Committee.”

Consummation of the transaction is subject to certain conditions, including the affirmative vote of at least a majority of the shares of our Class A Common Stock and Class D Common Stock entitled to vote at the Special Meeting, voting as a single class. It is anticipated that the proposed transaction will become effective promptly after the approval, on or about          , 2007, or as soon as reasonably practicable thereafter. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE.

Your interest and participation in the our affairs are greatly appreciated. Thank you for your continued support.

Sincerely,

Terrence L. Bauer
President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS
MARKET FOR CLASS A COMMON STOCK AND RELATED STOCKHOLDER MATTERS
THE SPECIAL MEETING
SPECIAL FACTORS
THE PROPOSED AMENDMENT
FINANCIAL INFORMATION
OUR MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CERTAIN TRANSACTIONS
COST OF SOLICITATION OF PROXIES
STOCKHOLDER PROPOSAL
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

ORION HEALTHCORP, INC.
1805 OLD ALABAMA ROAD, SUITE 350
ROSWELL, GEORGIA 30076
(678)832-1800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2007

To the Stockholders of Orion HealthCorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Orion HealthCorp, Inc. will be held on          ,  , 2007, at 8:00 a.m. local time, at 1805 Old Alabama Road, Roswell, Georgia 30076, or at any adjournments or postponements thereof. The proxy statement and a proxy card for the Special Meeting are enclosed.

The Special Meeting is for the purpose of considering and acting upon the following proposal, as more fully described in the attached proxy statement:

To amend our certificate of incorporation to effect a 1-for-2,500 reverse stock split of our Class A Common Stock followed immediately by a 2,500-for-1 forward stock split of our Class A Common Stock.

The proposed Fourth Amended and Restated Certificate of Incorporation of Orion HealthCorp, Inc. reflecting these changes is attached as Appendix A to this proxy statement.

Execution of a proxy in the form enclosed also permits the proxy holders to vote, in their discretion, upon such other matters that may properly come before the Special Meeting or any adjournment or postponement thereof. Any action may be taken on the foregoing proposal at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Special Meeting may be adjourned or postponed. Holders of record of shares of our Class A Common Stock and Class D Common Stock at the close of business on October 1, 2007, the record date, will be entitled to vote at the Special Meeting and any adjournments or postponements thereof. If your shares are held in the name of a broker, trust or other nominee (often referred to as held in “street name”), you must instruct them on how to vote your shares.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD, WITHOUT DELAY, IN THE ENCLOSED POSTAGE-PAID ENVELOPE. A PROXY MAY BE REVOKED, WITHOUT AFFECTING ANY VOTE PREVIOUSLY TAKEN, BY (I) WRITTEN NOTICE MAILED TO OUR CORPORATE SECRETARY OR DELIVERED IN PERSON AT THE SPECIAL MEETING, (II) FILING A DULY EXECUTED, LATER DATED PROXY OR (III) ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE IN PERSON AT THE SPECIAL MEETING. A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.

By Order of the Board of Directors

Stephen H. Murdock
Corporate Secretary

Roswell, Georgia
          , 2007

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM AT THE SPECIAL MEETING. A SELF ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PROXY STATEMENT
OF
ORION HEALTHCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON          , 2007

INTRODUCTION

Our board of directors (the “Board of Directors”) is soliciting your proxy in connection with a special meeting of stockholders (the “Special Meeting”), which will be held on          ,  , 2007, at 8:00 a.m. local time, at 1805 Old Alabama Road, Roswell, Georgia 30076, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. All stockholders are entitled and encouraged to attend the Special Meeting in person. This proxy statement and the accompanying Notice of Special Meeting of Stockholders are being first mailed to stockholders on or about October   , 2007.

All shares represented by properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified on the proxy or, in the absence of specific instructions to the contrary, will be voted in accordance with the unanimous recommendation of the special committee (the “Special Committee”) of our Board of Directors “FOR” the proposal (the “Proposal”):

To amend our certificate of incorporation to effect a 1-for-2,500 reverse stock split of our Class A Common Stock, $0.001 par value (“Class A Common Stock”) followed immediately by a 2,500-for-1 forward stock split of our Class A Common Stock (the “Stock Splits”).

As a result of the Stock Splits, (a) each stockholder owning fewer than 2,500 shares of Class A Common Stock immediately before the Stock Splits will receive $0.23 in cash, without interest, for each of such stockholder’s shares of Class A Common Stock; and (b) each share of Class A Common Stock held by a stockholder owning 2,500 or more shares immediately before the Stock Splits will continue to represent one share of Class A Common Stock after completion of the Stock Splits.

If the Proposal is approved, as permitted by Delaware law, holders of our Class A Common Stock whose shares are converted into less than one whole share in the reverse split (meaning they held fewer than 2,500 shares at the effective time of the reverse split) will receive a cash payment from us in the amount of $0.23 per share, without interest, upon consummation of the Stock Splits (such payments, collectively with the Stock Splits are referred to as the “Transaction”). These holders will cease to be our stockholders upon consummation of the Transaction and will solely be entitled to receipt of the specified payment amount.

Holders of 2,500 or more shares of our Class A Common Stock on the date that the Transaction occurs will continue to be our stockholders following consummation of the Transaction and each share of Class A Common Stock that they own will continue to represent one share of Class A Common Stock upon consummation of the Transaction.

Holders of shares of our Class D Common Stock, $0.001 par value (the “Class D Common Stock”) on the date that the Transaction occurs will continue to be our stockholders following consummation of the Transaction, and their shareholdings of Class D Common Stock will remain unchanged.

After consummation of the Transaction, we anticipate that we will have approximately 139 holders of record, including 137 holders of Class A Common Stock and two holders of Class D Common Stock. In the event that there are fewer than 300 holders of record of our Class A Common Stock following the Transaction, we intend to file a

i

Form 15 with the Securities and Exchange Commission (“SEC”) to terminate registration of our Class A Common Stock under the federal securities laws. As a result, we would no longer be subject to the current and periodic reporting requirements under the federal securities laws that are applicable to SEC reporting companies, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed by our stockholders at www.pinksheets.com. In addition, shares of our Class A Common Stock would cease to be listed on the AMEX and any trading in shares of our Class A Common Stock after such deregistration of our Class A Common Stock will only occur in the over-the-counter market or in privately negotiated sales. At such time, the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.”

This Transaction cannot occur unless the holders of a majority or more of the issued and outstanding shares of our Class A Common Stock and Class D Common Stock, voting as a single class, approve the Proposal. If the Proposal is adopted by our stockholders, our officers will incorporate the terms of the proposed amendment into our certificate of incorporation and file an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware in the form of the Fourth Amended and Restated Certificate of Incorporation (the “Proposed Certificate of Incorporation”), which is attached as Appendix A to this proxy statement.

A proxy may be revoked, without affecting any vote previously taken, by (i) written notice mailed to our Corporate Secretary or delivered in person at the Special Meeting, (ii) filing a duly executed, later dated proxy, or (iii) attending the Special Meeting and voting in person.

Only stockholders of record at the close of business on October 1, 2007, are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Each share of Class A Common Stock and of Class D Common Stock so held entitles the holder thereof to one vote upon each matter to be voted on. As of the record date, we had outstanding           shares of Class A Common Stock and           shares of Class D Common Stock. The presence of holders of a majority of the issued and outstanding shares of Class A Common Stock and Class D Common Stock, represented as a single class, entitled to vote at the Special Meeting, either in person or represented by a properly executed proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting.

This document provides you with detailed information about the proposed Transaction. Please see “Where You Can Find More Information” beginning on page 61 for additional information about us on file with the SEC.

This proxy statement and the accompanying proxy were first mailed to stockholders on or about          , 2007.

ii

SUMMARY TERM SHEET

THIS SUMMARY TERM SHEET, TOGETHER WITH THE “QUESTIONS AND ANSWERS” SECTION THAT FOLLOWS, HIGHLIGHTS SELECTED INFORMATION FROM THE PROXY STATEMENT, INCLUDING THE MATERIAL TERMS OF THE PROPOSED TRANSACTION. FOR A MORE COMPLETE DESCRIPTION YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT AND BOTH OF ITS APPENDICES BEFORE YOU VOTE. FOR YOUR CONVENIENCE, WE HAVE CROSS-REFERENCED TO THE LOCATION IN THIS PROXY STATEMENT WHERE YOU CAN FIND A MORE COMPLETE DISCUSSION OF EACH ITEM BELOW.

AS USED IN THIS PROXY STATEMENT, “ORION,” THE “COMPANY,” “WE,” “OUR,” “OURS” AND “US” REFER TO ORION HEALTHCORP, INC., A DELAWARE CORPORATION, AND THE “TRANSACTION” REFERS TO THE 1-FOR-2,500 REVERSE STOCK SPLIT OF CLASS A COMMON STOCK AND THE 2,500-FOR-1 FORWARD STOCK SPLIT OF CLASS A COMMON STOCK, TOGETHER WITH THE RELATED CASH PAYMENTS TO COMMON STOCKHOLDERS HOLDING FEWER THAN 2,500 SHARES AT THE EFFECTIVE TIME OF THE TRANSACTION.

THE TRANSACTION

If the Transaction is approved and completed:

•	Holders of fewer than 2,500 shares of our Class A Common Stock on the date that the Stock Splits occur will cease to be our stockholders and will receive a cash payment from us in the amount of $0.23 per share, without interest, upon consummation of the Stock Splits;

•	Holders of 2,500 or more shares of our Class A Common Stock on the date that the Stock Splits occur will continue to hold the same number of shares of Class A Common Stock upon consummation of the Stock Splits and will not receive any cash payment;

•	Holders of shares of our Class D Common Stock on the date that the Stock Splits occur will continue to hold the same number of shares of Class D Common Stock upon consummation of the Stock Splits and will not receive any cash payment;

•	Our officers and directors at the effective time of the Transaction will continue to serve as our officers and directors immediately after the Transaction;

•	We believe that we will have fewer than 300 holders of record of our Class A Common Stock and will therefore be eligible to terminate registration of our Class A Common Stock with the SEC, which will terminate our obligation to continue filing current and periodic reports and proxy statements pursuant to the Exchange Act;

•	We will not be required to comply with certain of the requirements of being a public company, the cost of which is estimated to be approximately $900,000 per year;

•	Our Class A Common Stock will no longer be listed on the AMEX, any trading in shares of our Class A Common Stock will only occur in the over-the-counter markets and in privately negotiated sales, and the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets”;

•	All outstanding options and warrants held by our employees, officers, and directors to acquire shares of our Class A Common Stock will remain outstanding following the Transaction;

•	The number of holders of record of our Class A Common Stock will be reduced from 311 holders of record to approximately 137 holders of record. The number of outstanding shares of our Class A Common Stock will be reduced by approximately 1.1%, from 105,504,032 shares to approximately 104,350,491 shares;

•	Assuming exercise of all options exercisable within sixty days of the date of this proxy statement, the percentage ownership of our Class A Common Stock beneficially owned by our directors and officers as a group will increase from 68.4% to 69.1% based on shares outstanding as of September 18, 2007. Because shares of our Class A Common Stock and Class D Common Stock vote as a single class on all matters presented to the stockholders (including the Transaction), the Transaction will not affect control of us;

•	Our aggregate stockholders’ equity as of June 30, 2007, will be reduced from $8,906,468 on a historical basis to approximately $8,466,154 on a pro forma basis;

•	The book value per share of our Class A Common Stock as of June 30, 2007, will be reduced from $0.084 per share on a historical basis to approximately $0.081 per share on a pro forma basis; and

•	We will pay cash of approximately $440,314 in the aggregate to repurchase fractional shares and pay the costs of the Transaction.

Please read “Special Factors — Certain Effects of the Transaction” beginning on page 35.

VOTE REQUIRED

•	Approval of the Transaction requires the affirmative vote of holders of a majority of the outstanding shares of our Class A Common Stock and Class D Common Stock, voting as a single class.

•	As of September 18, 2007, Brantley Partners IV, L.P. (“Brantley IV”) and its affiliates owned 66,629,515 shares of Class A Common Stock and 8,749,952 shares of Class D Common Stock, or approximately 57.9% of our 105,504,032 outstanding shares of Class A Common Stock and 24,658,955 outstanding shares of Class D Common Stock, voting as a single class, that would be entitled to vote at the Special Meeting.

•	As of September 18, 2007, Phoenix Life Insurance Company (“Phoenix”) owned 15,909,003 shares of Class D Common Stock, or approximately 12.2% of our 130,162,987 outstanding shares of Class A Common Stock and Class D Common Stock, voting as a single class, that would be entitled to vote at the Special Meeting.

•	If Brantley IV and its affiliates and Phoenix exercised presently exercisable warrants they hold prior to the record date for the Special Meeting, they would own approximately 68,071,599 shares of Class A Common Stock and 24,658,955 shares of Class D Common Stock, or approximately 67.6% of the then outstanding shares of Class A Common Stock and Class D Common Stock, voting as a single class, entitled to vote at the Special Meeting.

•	As of September 18, 2007, our current directors and executive officers owned 88,947,472 shares of Class A Common Stock, or approximately 68.3% of our 130,162,987 outstanding shares of Class A Common Stock and Class D Common Stock, voting as a single class, that would be entitled to vote at the Special Meeting.

•	If our current directors and executive officers exercised presently exercisable options they hold prior to the record date for the Special Meeting, they would own approximately 89,431,472 shares of Class A Common Stock or approximately 68.4% of the then outstanding shares of Class A Common Stock and Class D Common Stock, voting as a single class, entitled to vote at the Special Meeting.

•	Each of Brantley IV and its affiliates, Phoenix and our officers and directors have indicated that they intend to vote “FOR” the approval of the Transaction. Other than these expressed intentions, we have not obtained any assurances or agreements from any of our other stockholders as to how they will vote on the Transaction.

Please read “The Special Meeting — Vote Required” beginning on page 15 and “Security Ownership of Certain Beneficial Owners” beginning on page 56.

NO APPRAISAL OR DISSENTERS’ RIGHTS

•	Stockholders do not have appraisal or dissenters’ rights under Delaware state law or our current certificate of incorporation or bylaws in connection with the Transaction.

Please read “Special Factors — No Appraisal or Dissenters’ Rights, Escheat Laws” beginning on page 41.

PURPOSE OF AND REASONS FOR THE TRANSACTION

If approved, the Transaction will enable us to terminate our registration as an SEC reporting company and thus terminate our obligation to comply with certain of the requirements of being a public company. The reasons for the proposed Transaction and subsequent termination of SEC registration include:

•	eliminating the costs of compliance for being a public company, estimated to be approximately $900,000 per year;

•	affording stockholders holding fewer than 2,500 shares immediately before the Transaction the opportunity to receive cash for their shares at a price that represents a premium of approximately 44% over the closing price of $0.16 on September 20, 2007, (which was the last trading day before the public announcement of the approval of the proposed Transaction by the Special Committee) without having to pay brokerage commissions and other transaction costs; and

•	reducing the substantial time that management and other employees will have to spend complying with the various filing requirements of being a public company, thus enabling them to devote more of their time and energy to our strategy and operations.

Please read “Special Factors — Purpose of and Reasons for the Transaction” beginning on page 20.

FAIRNESS OF THE TRANSACTION

•	The Special Committee believes that the Transaction is fair to our unaffiliated stockholders, including both those who will receive cash in lieu of their shares of our Class A Common Stock (i.e. those holding of record less than 2,500 shares) and those who will remain holders of our Class A Common Stock (i.e. those holding of record 2,500 or more shares).

•	The Special Committee considers the Transaction fair to the unaffiliated stockholders who will remain stockholders because the Special Committee views the savings expected to result from termination of registration under the Exchange Act and from the reduction in the number of stockholders as more than offsetting the loss of eligibility for listing on the AMEX, the reduction in the amount of publicly-available financial information, and any other benefits of having stock registered under the Exchange Act.

•	In setting the price to be paid to holders of less than 2,500 shares of our Class A Common Stock, the Special Committee gave great weight to the opinion letter (the “Fairness Opinion”) provided by Adams Capital, Inc. (“Adams Capital”), an independent financial advisor to the Special Committee, that such price was fair, from a financial point of view, to the unaffiliated stockholders who will be cashed-out as a result of the Transaction.

•	The Special Committee noted that the price set by the Special Committee, $0.23 per share, is (i) a 44% premium over $0.16, which was the closing price of the Class A Common Stock on September 18, 2007, the last trading day immediately preceding the date on which the Special Committee selected the price, (ii) a 39% premium over $0.165, the average daily closing price during the ten trading days preceding the date on which the Special Committee selected the price, and (iii) a 17% premium over the per share price derived by Adams Capital in its discounted cash flow analysis used to determine a fair price on an income basis.

•	The Special Committee considered but rejected various other potential measures of value.

See “Special Factors — Recommendation of the Special Committee” beginning on page 24, and “Special Factors — Opinion of Adams Capital, Inc.” beginning on page 27.

FAIRNESS OF THE PROCESS

•	The Board of Directors formed a special committee of entirely independent directors to review and approve the terms of the Transaction.

•	The Special Committee obtained the Fairness Opinion from Adams Capital in advance of its decision approving the Transaction.

•	The Special Committee did not retain a representative or advisor on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Special Committee concluded that the expense of such a step was not reasonable in relation to the size of the transaction being contemplated and concluded it could adequately establish the fairness of the Transaction without such a step.

•	The Transaction is not structured so that approval of at least a majority of the unaffiliated stockholders is required.

•	With respect to all of the above, the Special Committee concluded that as a result of its composition of independent directors, there was sufficient independent representation in the decision-making of the Special Committee to protect the interests of the unaffiliated stockholders.

See “Special Factors — Recommendation of the Special Committee” beginning on page 24 and “Special Factors — Opinion of Adams Capital, Inc.” beginning on page 27.

BENEFITS OF THE TRANSACTION

Benefits of the Transaction to us are expected to include the following:

•	we will benefit from eliminating the costs of compliance with certain of the requirements of being a public company, estimated to be approximately $900,000 per year; and

•	we will benefit from reducing the substantial time that management and other employees have to spend to comply with various filing requirements of being a public company, thus enabling them to devote more of their time and energy to our strategy and operations.

Benefits of the Transaction to our affiliates are expected to include the following:

•	assuming the exercise of all options that are exercisable within sixty days of the date of this proxy statement, our officers and directors will increase their percentage ownership in us from 75.5% to 76.1%;

•	affiliated stockholders may benefit from the reduction in total shares outstanding or from our cost savings by not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if we remained public;

•	our officers and employees will benefit from eliminating the time and effort associated with complying with various filing requirements of being a public company; and

•	remaining affiliated stockholders may benefit from our future operating results.

Benefits of the Transaction to our unaffiliated stockholders are expected to include the following:

•	unaffiliated stockholders holding fewer than 2,500 shares immediately before the Transaction will have the opportunity to receive cash for their shares at a price that represents a premium of approximately 44% over the closing price of $0.16 on September 20, 2007, which was the last trading day before the public announcement of the approval of the proposed Transaction by the Special Committee, without having to pay brokerage commissions and other transaction costs;

•	remaining unaffiliated stockholders may benefit from the reduction in total shares outstanding or from our cost savings by not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if we remained public; and

•	remaining unaffiliated stockholders may benefit from our future operating results.

See “Special Factors — Benefits of the Transaction” beginning on page 21.

DISADVANTAGES OF THE TRANSACTION

Disadvantages of the Transaction to us are expected to include the following:

•	our indebtedness will be increased to fund the purchase of fractional shares and to pay the other costs of the Transaction; and

•	the limited ability that we currently have to raise capital in the public securities markets or to use our stock as an acquisition currency will be effectively eliminated.

Disadvantages of the Transaction to our affiliates are expected to include the following:

•	our officers and directors are likely to experience reduced liquidity for their shares of Class A Common Stock as a result of not being listed on the AMEX, even if shares of the Class A Common Stock trade on the “pink sheets”, and this reduced liquidity may adversely affect the market price of the Class A Common Stock; and

•	they will lose the disclosure and investor protections afforded by SEC and AMEX regulation and the Sarbanes-Oxley Act.

Disadvantages of the Transaction to our unaffiliated stockholders are expected to include the following:

•	the cash price offered to stockholders under the proposed Transaction could be less than the market price at the time the Transaction is implemented;

•	remaining stockholders are likely to experience reduced liquidity for their shares of Class A Common Stock as a result of the loss of listing on the AMEX, even if shares of the Class A Common Stock trade on the “pink sheets”, and this reduced liquidity may adversely affect the market price of the Class A Common Stock;

•	they will lose the disclosure and investor protections afforded by SEC and AMEX regulation and the Sarbanes-Oxley Act;

•	stockholders who are cashed out will be unable to participate in our future operating results, if any, unless they buy stock after the Transaction; and

•	stockholders who are cashed out for $0.23 per share of Class A Common Stock in the Transaction may receive less for their shares of Class A Common Stock than they would if shares of the Class A Common Stock continued to trade on the AMEX.

See “Special Factors-Disadvantages of the Transaction” beginning on page 22.

RECOMMENDATION OF THE SPECIAL COMMITTEE

At a meeting held on September 19, 2007, the Special Committee unanimously determined that the Transaction and the $0.23 cash consideration per share to be paid to stockholders who hold less than 2,500 shares of our Class A Common Stock before the Transaction (the “cash consideration”) are advisable, fair to and in our best interest and the best interest of our stockholders, including all our unaffiliated stockholders (both those receiving the cash consideration and those remaining as stockholders following the Transaction), and the Special Committee approved the Transaction. See “Special Factors — Recommendation of the Special Committee,” beginning on page 24.

The Special Committee considered a number of factors that it believed support its determination that the Transaction is substantively and procedurally fair to our unaffiliated stockholders, including each of the following factors:

•	the opinion of the Special Committee’s financial advisor;

•	our current and historical market prices;

•	our net book value;

•	our going concern value;

•	the limited liquidity of our Class A Common Stock;

•	anticipated future cost and time savings; and

•	interests of our unaffiliated stockholders who will remain.

See “Special Factors — Recommendation of the Special Committee” beginning on page 24.

ALTERNATIVES CONSIDERED

•	Prior to deciding to pursue the Transaction, the Special Committee considered and ultimately rejected a number of alternatives, including taking no action and waiting to see if the number of stockholders dropped below 300, a cash tender offer at a similar price per share, purchase of shares in the open market, and a reverse stock split without a forward stock split.

See “Special Factors — Alternatives Considered” beginning on page 23.

CONDITIONS TO COMPLETION OF THE TRANSACTION

•	The completion of the Transaction depends upon the approval of the proposed amendment to our certificate of incorporation that will implement the Stock Splits by the holders of at least a majority of our outstanding shares of Class A Common Stock and Class D Common Stock, voting as a single class.

See “Special Factors — Conditions to Completion of the Transaction” beginning on page 38.

RESERVATION OF RIGHTS

•	Our Board of Directors reserves the right to abandon the Transaction without further action by our stockholders at any time before the filing of the Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, even if the Transaction has been authorized by our stockholders at the Special Meeting, by voting in favor of the Transaction you are also expressly authorizing our Board of Directors to determine not to proceed with the Transaction if it so decides.

See “Special Factors — Reservation of Rights” beginning on page 41.

SOURCE OF FUNDS; FINANCING OF THE TRANSACTION

•	We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares and to pay the costs of the Transaction will be approximately $440,314.

•	The consideration to stockholders and the costs of the Transaction will be paid from the proceeds of our issuance of additional senior unsecured subordinated promissory notes due 2011 (the “New Senior Unsecured Notes”) in the aggregate original principal amount of $1,000,000, bearing interest at an aggregate rate of 14% per annum, to each of Brantley IV, Phoenix and Terrence L. Bauer. These notes will be on the same terms as the senior unsecured subordinated promissory notes due 2011 in the original principal amount of $3,350,000 that were issued to Phoenix on December 1, 2006.

See “Special Factors — Source of Funds and Financing of the Transaction” beginning on page 38.

CONFLICTS OF INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:

•	each member of our Board of Directors, except Paul A. Cascio, Joseph M. Valley, Jr. and David Crane, and each of our executive officers, except Stephen H. Murdock, holds 2,500 or more shares of our Class A Common Stock and will retain those shares after the Transaction;

•	each member of our Board of Directors, except Paul A. Cascio, and each of our executive officers holds options to purchase more than 2,500 shares of our Class A Common Stock, which will remain outstanding after the Transaction;

•	as a result of the Transaction, the stockholders who own of record at the effective time of the Transaction 2,500 or more shares of our Class A Common Stock or shares of our Class D Common Stock, including the members of our Board of Directors and our executive officers, will increase their percentage ownership in us as a result of the Transaction. For example, assuming the Transaction is approved, the beneficial ownership percentage of our current directors and executive officers as a group in our Class A Common Stock and Class D Common

Stock, together as one class, will increase from approximately 75.4% to 76.1% as a result of the reduction of the number of shares of Class A Common Stock outstanding by approximately 1,153,541 shares;

•	Terrence L. Bauer (one of our executive officers and directors), Brantley IV (together with its affiliates, a significant stockholder of us and an affiliate of Robert P. Pinkas and Paul A. Cascio, each one of our directors) and Phoenix (one of our significant stockholders) will acquire the New Senior Unsecured Notes, providing the funds which will be used to finance the repurchase of the shares of Class A Common Stock from record holders of less than 2,500 shares and to pay the other costs of the Transaction; and

•	To the extent that the Transaction may enable us to achieve cost savings, all continuing stockholders, including our directors and officers, may be able to realize the benefits of such cost savings.

See “Special Factors — Interests of Our Directors and Executive Officers in the Transaction” beginning on page 26.

EXCHANGE OF CERTIFICATES

•	Promptly after the Transaction, we will send a letter of transmittal and instructions to effect the surrender of certificates for our Class A Common Stock to all stockholders who, based on information available to us, appear to be holders of fewer than 2,500 shares of our Class A Common Stock in any one account. Upon surrender of a certificate for cancellation to our Corporate Secretary, together with such letter of transmittal, duly completed and executed, the holder of the certificate will receive from us a cash payment of $0.23 per share, without interest.

See “The Proposed Amendment — Exchange of Certificates” beginning on page 43.

U.S. FEDERAL INCOME TAX CONSEQUENCES

•	Generally, for stockholders who hold fewer than 2,500 shares of Class A Common Stock before the Transaction, the receipt of cash for fractional shares will be treated for tax purposes in the same manner as if the shares were sold in the market for cash.

•	Stockholders who will remain our stockholders following the Transaction should not be subject to taxation as a result of the Transaction.

Please read “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 39.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING PROCEDURES

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	We sent you the enclosed materials because our Board of Directors is soliciting your vote for use at our Special Meeting, which will take place on , 2007. As a stockholder, you are invited to attend the Special Meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

This proxy statement provides information that you need to know in order to cast an informed vote at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We began sending this proxy statement, notice of Special Meeting, and enclosed proxy card on or about , 2007 to all stockholders entitled to notice of and to vote at the Special Meeting. The record date for stockholders entitled to vote is October 1, 2007. On that date, there were shares of our Class A Common Stock and shares of our Class D Common Stock outstanding. Stockholders are entitled to one vote for each share of Class A Common stock and each share of Class D Common Stock held as of the record date.

Q:	WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

A:	The Special Meeting will be held at our principal office, located at 1805 Old Alabama Road, Roswell, Georgia 30076 at 8:00 a.m., local time on , 2007.

Q:	WHO IS SOLICITING MY PROXY?

A:	Our Board of Directors.

Q:	WHAT PROPOSAL WILL BE VOTED ON AT THE SPECIAL MEETING?

A:	You are being asked to vote on the approval of the proposed Fourth Amended and Restated Certificate of Incorporation that will provide for a 1-for-2,500 reverse stock split of our Class A Common Stock followed immediately by a 2,500-for-1 forward stock split of our Class A Common Stock. Stockholders whose shares of Class A Common Stock are converted into less than one whole share in the reverse split (meaning they held fewer than 2,500 shares before the Transaction) will receive a cash payment from us for their fractional share interest equal to $0.23 in cash, without interest, for each share of Class A Common Stock they held immediately prior to the Transaction. Stockholders who own 2,500 or more shares of our Class A Common Stock at the effective time of the Transaction will continue to own the same number of shares after the consummation of the Transaction. Assuming we have fewer than 300 common stockholders of record after the Transaction, we intend to file a Form 15 with the SEC to deregister our Class A Common Stock under the federal securities laws. Thereafter, we would no longer be subject to the Sarbanes-Oxley Act or the reporting and related requirements of the Exchange Act, and our Class A Common Stock would cease to be listed on the AMEX, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com. Any trading in our Class A Common Stock after the Transaction will only occur in the over-the-counter markets and in privately negotiated sales, and the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.”

Q:	WHAT IS OUR VOTING RECOMMENDATION?

A:	Our Special Committee has unanimously determined that the Transaction is advisable and in our best interest and the best interest of our unaffiliated stockholders. Our Special Committee therefore unanimously approves the Transaction and recommends that you vote “FOR” approval of this matter at the Special Meeting.

Q:	WHAT SHARES CAN I VOTE?

A:	You may vote all shares of our Class A Common Stock and Class D Common Stock that you own as of the close of business on the record date, which is October 1, 2007. These shares include shares held:

• directly in your name as the “stockholder of record,” and

• indirectly through a broker, bank or other nominee for you as the “beneficial owner”.

Q:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (the “Transfer Agent”), you are considered, with respect to those shares, the “stockholder of record”, and these proxy materials are being sent to you by us. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner:

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” with respect to those shares, and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered the stockholder of record. As the beneficial owner, you have the right to direct your broker or other nominee how to vote those shares and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote these shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

A:	All holders of our Class A Common Stock and Class D Common Stock may attend the Special Meeting in person. Only holders of record of our common stock as of October 1, 2007 may cast their votes in person at the Special Meeting.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE SPECIAL MEETING?

A:	Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in street name, by signing the voting instruction card included by your broker or nominee, and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you hold your shares of record and sign your proxy card, but do not provide instructions, your shares will be voted as described below in “How are my votes counted?”

Q:	HOW ARE MY VOTES COUNTED?

A:	You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Proposal. If you “ABSTAIN,” it has the same effect as a vote “AGAINST” the Proposal. If you sign and date your proxy form with no further instructions, your shares will be voted “FOR” the approval of the Proposal.

ABOUT THE TRANSACTION

Q:	WHAT ARE THE PURPOSE AND REASONS FOR THE TRANSACTION?

A:	If approved, the Transaction will enable us to terminate our registration as an SEC reporting company and thus terminate certain of our obligations to comply with regulations related to being a public company. The Transaction will terminate our obligation to file annual and periodic reports and make other filings with the SEC, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com. The reasons for the proposed Transaction and subsequent termination of SEC registration also include affording stockholders holding fewer than

2,500 shares immediately before the Transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transactions costs.

Q:	WHAT DOES TERMINATING REGISTRATION UNDER THE EXCHANGE ACT AND BECOMING A NON-SEC REPORTING COMPANY MEAN?

A:	Following the Transaction, we will likely have fewer than 300 stockholders of record of our Class A Common Stock and will be eligible to terminate the registration of our Class A Common Stock under the Exchange Act. In this regard, we will no longer have to file periodic reports, such as annual, quarterly and other reports, with the SEC, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com. In addition, after a 90 day period following the filing of a Form 15 with the SEC to terminate the registration of our Class A Common Stock under the federal securities laws, our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our Class A Common Stock with the SEC. Also, our Class A Common Stock will cease to be listed on the AMEX, any trading in our Class A Common Stock will occur in the over-the-counter markets or in privately negotiated sales, and the trade price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.”

Q:	WHAT WILL I RECEIVE IN THE TRANSACTION?

A:	If you own fewer than 2,500 shares of our Class A Common Stock immediately before the effective time of the stock splits you will receive $0.23 in cash, without interest, from us for each share you own immediately before the 1-for-2,500 reverse split. If you own 2,500 or more shares of our Class A Common Stock at the effective time of the Stock Splits, you will continue to hold the same number of shares of Class A Common Stock as you did before the Transaction and will not receive any cash payment. If you own shares of Class D Common Stock, you will continue to hold the same number of shares of Class D Common Stock as you did before the Stock Splits and will not receive any cash payment.

Q:	WHAT IF I HOLD SHARES IN STREET NAME?

A:	We intend to treat stockholders holding our Class A Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees may have different procedures, however, and stockholders holding shares of Class A Common Stock in street name should contact their nominees. Please read the discussion under “The Proposed Amendment — Conversion of Shares in the Transaction,” beginning on page 42, for a description of the treatment of shares held in street name.

Q:	HOW WILL WE BE OPERATED AFTER THE TRANSACTION?

A:	Assuming that we have fewer than 300 stockholders of record of our Class A Common Stock after the Transaction, we will file a Form 15 with the SEC. Upon such filing, we will no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to SEC reporting companies. We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this proxy statement, the Transaction is not anticipated to have any effect upon the conduct of such business. As a result of the Transaction, our stockholders who received cash for their shares in the Transaction will no longer have a continuing interest as our stockholders and will not share in any of our future earnings and growth. Also, we expect that after the Transaction, our Class A Common Stock will be delisted from the AMEX, which may adversely affect the liquidity of our Class A Common Stock. Any trading in our Class A Common Stock will only occur in the over-the-counter markets or in privately-negotiated sales, and the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.” We currently intend to continue to provide reports as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com.

Q:	WHAT ARE THE STEPS REQUIRED TO EFFECTUATE THE TRANSACTION?

A:	Assuming the Transaction is approved by our stockholders at the Special Meeting held on , 2007, then, as soon as practicable thereafter, we intend to file the proposed Fourth Amended and Restated Certificate of Incorporation effectuating the Stock Splits.

Q:	WHEN DO YOU EXPECT THE TRANSACTION TO BE COMPLETED?

A:	We expect the Transaction to be completed on , 2007, or as soon as reasonably practicable thereafter.

Q:	WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A:	The receipt of cash in the Transaction will be taxable for federal income tax purposes.

Stockholders who do not receive cash in the Transaction should not be subject to taxation as a result of the Transaction. To review the material tax consequences in greater detail, please read the discussion under “Special Factors — U.S. Federal Income Tax Consequences” beginning on page 39. Please consult your own tax advisor regarding your particular circumstances and the U.S. Federal tax consequences to you from the Transaction, as well as any tax consequences arising under the laws of any state, local or foreign or other tax jurisdiction and the possible effects of changes in U.S. Federal or other tax laws.

Q:	IF I OWN FEWER THAN 2,500 SHARES OF CLASS A COMMON STOCK, IS THERE ANY WAY I CAN CONTINUE TO BE OUR STOCKHOLDER AFTER THE TRANSACTION?

A:	If you own fewer than 2,500 shares of Class A Common Stock before the Stock Splits, the only way you can continue to be our stockholder after the Transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own of record a minimum of 2,500 shares of Class A Common Stock on the effective date. We cannot assure you, however, that any shares will be available for purchase.

Q:	IS THERE ANYTHING I CAN DO IF I OWN 2,500 OR MORE SHARES OF CLASS A COMMON STOCK, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION?

A:	If you own 2,500 or more shares of Class A Common Stock before the Stock Splits, you can only receive cash for all of your shares if, prior to the effective date, you reduce your ownership to fewer than 2,500 shares by selling or otherwise transferring your shares. We cannot assure you, however, that any purchaser for your shares will be available.

Alternatively, before the effective date, you could divide the shares you own among different record holders so that fewer than 2,500 shares are held in each account. For example, you could divide your shares between your own name and a brokerage account so that fewer than 2,500 shares are held in each account.

Q:	WHAT HAPPENS IF I OWN A TOTAL OF 2,500 OR MORE SHARES OF CLASS A COMMON STOCK BENEFICIALLY, BUT I HOLD FEWER THAN 2,500 SHARES OF RECORD IN MY NAME AND FEWER THAN 2,500 SHARES WITH MY BROKER IN “STREET NAME”?

A:	An example of this would be if you have 1,251 shares of Class A Common Stock registered in your own name with our Transfer Agent, and you have 1,250 shares of Class A Common Stock held through your broker in “street name.” Accordingly, you are the beneficial owner of 2,501 shares, but you do not own at least 2,500 shares entirely of record or at least 2,500 shares entirely beneficially in street name. If this is the case, as a result of the Transaction, you would receive cash for the 1,251 shares you hold of record and the 1,250 shares held in street name, and would not remain our stockholder after the Transaction.

Q:	IF I OWN AT LEAST 2,500 SHARES OF CLASS A COMMON STOCK, BUT THE SHARES ARE SPLIT AMONG RECORD OWNERS AS DESCRIBED ABOVE SO THAT NO RECORD OWNER HOLDS AT LEAST 2,500 SHARES, BUT I WISH TO CONTINUE TO OWN CLASS A COMMON STOCK OF ORION HEALTHCORP, INC. AFTER THE TRANSACTION, WHAT CAN I DO?

A:	Before the effective date, you could put all of the shares you own beneficially in one record name, either in your name or in street name, so that the total shares you own that are held of record in the same name is at least 2,500 shares, and then you would continue to be a stockholder after the Transaction.

Q:	SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A:	No. After the Transaction has been completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and collectively, with the Securities Act, the “Acts”). Forward-looking statements include statements preceded by, followed by or that include the words “may”, “will”, “would”, “could”, “should”, “estimates”, “predicts”, “potential”, “continue”, “strategy”, “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions. Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.

The forward-looking statements in this proxy statement are based on current beliefs, estimates and assumptions concerning our operations, future results, and prospects. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts. Any number of factors could affect our future operations and results, including, without limitation, changes in federal or state healthcare laws and regulations and third party payer requirements, changes in costs of supplies, the loss of major customers, labor and employee benefits, increases in interest rates on our indebtedness as well as general market conditions, competition and pricing, and our ability to successfully implement our business strategies, including the impact and expense of any potential acquisitions and our ability to integrate acquired operations and to obtain necessary approvals and financing. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

MARKET FOR CLASS A COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our Class A Common Stock is listed on the AMEX under the symbol “ONH.” The following table sets forth the range of high and low closing prices as reported on the AMEX for the calendar periods set forth below. On          , 2007 (the most recent practicable date prior to the printing of this proxy statement), the closing price of the common stock was $0.      per share.

There were approximately 311 stockholders of record of our Class A Common Stock and two holders of record of our Class D Common Stock as of September 18, 2007.

Year Ended December 31, 2007	High	Low

Quarter ended March 31, 2007	$0.64	$0.20
Quarter ended June 30, 2007	$0.45	$0.08
Quarter ended September 30, 2007 (through September 18, 2007)	$0.22	$0.11

Year Ended December 31, 2006	High	Low

Quarter ended March 31, 2006	$0.45	$0.25
Quarter ended June 30, 2006	$1.20	$0.22
Quarter ended September 30, 2006	$0.38	$0.22
Quarter ended December 31, 2006	$0.35	$0.12

Year Ended December 31, 2005	High	Low

Quarter ended March 31, 2005	$2.70	$0.90
Quarter ended June 30, 2005	$1.40	$0.62
Quarter ended September 30, 2005	$0.88	$0.37
Quarter ended December 31, 2005	$0.49	$0.25

DIVIDENDS

We have not paid dividends on shares of our common stock within the last three years, and do not expect to declare or pay any cash dividends on our common stock in the foreseeable future. Additionally, without the prior written consent of Wells Fargo Foothill, Inc. (“Wells Fargo”), the four year senior secured credit facility we have with Wells Fargo consisting of a $2,000,000 revolving loan commitment, a $4,500,000 term loan and $10,000,000 acquisition facility commitment (the “Credit Agreement”) does not allow payment of a distribution in cash to the holders of our Class A Common Stock or of our Class D Common Stock at any time (a) while there are any amounts owed by us to Wells Fargo under the Credit Agreement or (b) there is any commitment by Wells Fargo to make any loans under the Credit Agreement.

Subject to the terms of any preferred stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Class A Common Stock and Class D Common Stock that we may issue in the future, all dividends and other distributions will be made to the holders of the shares of our Class A Common Stock and Class D Common Stock in the following order of priority:

•	First, the holders of the shares of Class D Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, are entitled to receive all distributions until there has been paid with respect to each such share from amounts then and previously distributed an amount equal to the Class D issuance amount plus an amount equal to nine percent (9%) per annum on such amount, without compounding, from the date the Class D Common Stock was first issued.

•	Second, after the full distributions have been made to the holders of the shares of Class D Common Stock, all holders of the shares of Class A Common Stock and Class D Common Stock, as a single class, shall thereafter be entitled to receive all remaining distributions pro-rata based on the number of outstanding shares of Class A Common Stock or Class D Common Stock held by each holder, provided that for purposes of remaining distributions, each share of Class D Common Stock will be deemed to have been converted into one share of Class A Common Stock (subject to adjustment to account for stock splits, stock dividends, combinations or other similar events affecting the Class A Common Stock).

STOCK PURCHASES BY ORION

We have not repurchased any shares of our Class A Common Stock or Class D Common Stock within the past two years. However, on December 1, 2006, we repurchased approximately 1,722,983 shares of our Class B Common Stock, $0.001 par value per share, from Brantley Capital Partners (“Brantley Capital”) for approximately $0.28 per share of our Class B Common Stock in connection with certain equity and debt issuances. If Brantley Capital had converted its shares of Class B Common Stock into shares of Class A Common Stock at the time of our purchase, they would have converted into 10,965,895 shares of Class A Common Stock, or approximately $0.04 per share of Class A Common Stock then purchased.

STOCK PURCHASES BY DIRECTORS, OFFICERS AND CERTAIN SIGNIFICANT STOCKHOLDERS

Except as described below, the directors, officers and affiliated holders of in excess of 5% of the Class A Common Stock have not purchased any shares of our common stock within the past two years.

On December 1, 2006, we completed a private placement consisting of our issuance of (i) $15,909,003 shares of our newly created Class D Common Stock to Phoenix for a purchase price of $3,000,000 (ii) 8,749,952 shares of Class D Common Stock to Brantley IV for a purchase price of $1,650,000 and (iii) senior unsecured subordinated promissory notes due 2011 in the original principal amount of $3,350,000, bearing interest at an aggregate rate of 14% per annum, together with warrants to purchase 1,421,629 shares of our Class A Common Stock, to Phoenix for an aggregate purchase price of $3,350,000. The warrants are exercisable for five years from the date of issuance of the warrants at $0.01 per share.

Phoenix is a limited partner in Brantley IV and Brantley Partners V, L.P. and has also co-invested with Brantley IV and its affiliates in a number of transactions. Prior to the closing of the private placement, Phoenix did not own, of record, any shares of our capital stock.

Also on December 1, 2006 in connection with the consummation of the private placement, the following actions were taken:

•	All of our remaining holders of Class B Common Stock and Class C Common Stock converted their shares into shares of our Class A Common Stock;

•	We purchased and retired all 1,722,983 shares of our Class B Common Stock owned by Brantley Capital for an aggregate purchase price of $482,435;

•	We amended our certificate of incorporation to create the Class D Common Stock and eliminate the Class B Common Stock and Class C Common Stock;

•	Brantley IV converted the entire unpaid principal balance, and accrued but unpaid interest, of two convertible subordinated promissory notes in the original aggregate amount of $1,250,000 into shares of our Class A Common Stock;

•	We extended the maturity date from December 15, 2007 to December 15, 2008 and increased the interest rate from 8% to 9% on certain unsecured subordinated promissory notes totaling in the aggregate $1,714,336 issued to certain of the former equity holders of the businesses we acquired in 2004, including two of our executive officers, Dennis Cain and Tommy Smith.

THE SPECIAL MEETING

GENERAL

We are providing this proxy statement to our stockholders of record as of October 1, 2007, along with a form of proxy that our Board of Directors is soliciting for use at the Special Meeting to be held on          , 2007 at 8:00 a.m., at 1805 Old Alabama Road, Roswell, Georgia 30076. At the Special Meeting, our stockholders will vote upon a proposal to adopt the Fourth Amended and Restated Certificate of Incorporation of Orion HealthCorp, Inc. that will effect a 1-for-2,500 reverse stock split of our Class A Common Stock followed immediately by a 2,500-for-1 forward stock split of our Class A Common Stock.

WHO CAN VOTE AT AND ATTEND THE SPECIAL MEETING

You may vote all of the Class A Common Stock and Class D Common Stock that you own as of the close of business on the record date, which is October 1, 2007. These shares include:

•	shares held directly in your name as the “stockholder of record,” and

•	shares held indirectly through a broker, bank or other nominee for you as the “beneficial owner”.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with the Transfer Agent, you are considered the stockholder of record, with respect to those shares, and these proxy materials are being sent to you by us. As the stockholder of record, you have the right to vote by proxy or to vote in person at the Special Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials are being forwarded to you by your broker or other nominee. Your broker or other nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or other nominee how to vote those shares and are also invited to attend the Special Meeting. As a beneficial owner, however, you are not the stockholder of record, and you may not vote those shares in person at the Special Meeting unless you obtain a signed proxy appointment form from the stockholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

All holders of our Class A Common Stock and Class D Common Stock may attend the Special Meeting in person. If you are a beneficial owner of our Class A Common Stock held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the Special Meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. Only holders of record of our Class A Common Stock and Class D Common Stock as of October 1, 2007 may cast their votes in person at the Special Meeting.

Whether you hold your shares directly as stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in street name, by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described above in “Questions and Answers — About the Meeting and Voting Procedures” beginning on page 9.

VOTE REQUIRED

The required vote for the Proposal presented at the Special Meeting is the affirmative approval of holders of a majority of the outstanding shares of our Class A Common Stock and Class D Common Stock, voting as a single class.

The Proposal to approve the Transaction is a “non-discretionary” item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in “street name” that have been designated by brokers on proxy cards as not voted with respect to that proposal (known as “broker non-vote shares”) will not be counted as votes cast at the Special Meeting.

VOTING AND REVOCATION OF PROXIES

The shares of Class A Common Stock and Class D Common Stock represented by properly completed proxies received at or before the time for the Special Meeting (or any adjournment) will be voted as directed by the respective stockholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted “FOR” the Proposal.

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy, you must (i) notify our Corporate Secretary in writing at our principal executive office; (ii) submit a later dated proxy to our Corporate Secretary; or (iii) attend the Special Meeting and vote your shares in person. Your attendance at the Special Meeting will not automatically revoke your proxy. If you hold your shares in “street name”, please see the voting form provided by your broker for additional information regarding the voting of your shares. Your broker may allow you to deliver your voting instructions via the telephone or the internet. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

RECOMMENDATION OF THE SPECIAL COMMITTEE

After careful consideration, the Special Committee has concluded that the costs associated with being an SEC reporting company are not justified by the benefits of being a public company. We estimate that we will save approximately $900,000 annually in compliance costs for being a public company. We believe that these cost-savings will be in our best interest and the best interest of our stockholders who remain after consummation of the Transaction. Although our Class A Common Stock will no longer be listed on the AMEX if the Transaction is completed, we believe that our shares would be quoted on the “pink sheets” and our remaining stockholders would be able to trade their shares in the over-the-counter markets. In addition, the Stock Splits would allow holders of fewer than 2,500 shares of our Class A Common Stock immediately before consummation of the transaction the opportunity to receive cash for their shares at a premium to the closing price of our Class A Common Stock on the last trading day before the public announcement of the approval of the Transaction by the Special Committee, without having to pay brokerage commissions and other transaction costs.

The Board of Directors created the Special Committee, which is comprised entirely of independent members of the Board of Directors, to review the proposed transaction and consider its fairness to holders of fewer than 2,500 shares of our Class A Common Stock, as well as its fairness to holders of 2,500 or more shares of our Class A Common Stock. The Special Committee received an opinion from its financial advisor indicating that the per share cash amount to be paid to the unaffiliated holders of fewer than 2,500 shares of Class A Common Stock is fair from a financial point of view.

ACCORDINGLY, AFTER CAREFUL DELIBERATION OF THE ISSUES IT DEEMED PERTINENT, INCLUDING ALTERNATIVES TO THE TRANSACTION, THE COSTS AND BENEFITS OF REMAINING AN SEC REPORTING COMPANY AND THE FAIRNESS OF THE TRANSACTION, THE SPECIAL COMMITTEE BELIEVES THAT THIS TRANSACTION IS IN OUR BEST INTEREST AND THE BEST INTEREST OF OUR STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL. For more information regarding the alternatives and factors considered by the Special Committee in connection with the Special Committee’s approval of the proposed transaction, see the section titled “Special Factors — Background of the Transaction — Board and Special Committee Deliberations” beginning on page 16, “Special Factors — Alternatives Considered” beginning on page 23 and “Special Factors — Recommendation of the Special Committee” beginning on page 24.

SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION — BOARD AND SPECIAL COMMITTEE DELIBERATIONS

In June of 2007, our management began to investigate the relative benefits and costs of being a reporting company under the Exchange Act. Management had discussions with outside counsel and with outside auditors regarding the process of “going private”. Preliminary analysis regarding the various costs related to being a reporting company were gathered or estimated and some preliminary information regarding possible “going private” transactions was obtained and reviewed by our management.

At a meeting of the Board of Directors held on June 29, 2007, with all directors present, Mr. Bauer led preliminary discussion regarding our cost of being a reporting company. The Board of Directors discussed generally the advantages and disadvantages of undertaking a transaction that would relieve us of our obligations under the Exchange Act and related federal securities regulation. Discussion of certain of the structures of relevant transactions followed, including a possible cash tender (with or without a “Dutch auction” feature), and a reverse stock split. After extended discussion regarding the potential process, the Board of Directors instructed management to continue investigating these and other alternatives, as they deemed appropriate, and to report back to the Board of Directors.

The next Board meeting was held on July 24, 2007, with all directors present. Management reported to the Board regarding the information obtained and analysis made by management, as requested by the Board of Directors. Management presented its further analysis regarding the estimated costs of remaining a reporting company, the benefits to us and to our stockholders of being a reporting company, the impact to us of being public in connection with potential acquisitions, and other related aspects of being a public company. With the assistance of outside counsel, management discussed, in greater detail, various structures and mechanisms to accomplish a “going private” process, including a possible third-party tender for shares, a possible self-tender and a possible reverse stock split. Some of the benefits and detriments of each technique were reviewed with the Board of Directors. In light of the need in connection with any of those transactions to obtain the consent of both lenders, Management reviewed its preliminary discussions with the our principal lender and with one of our debt holders regarding any such potential transaction. Numerous questions were raised and discussed, including potential “road blocks” to any such transaction, and other aspects of the relevant techniques being considered. There followed some discussion regarding potential sources of funds to complete any such transaction, including preliminary estimates of the cost of increasing the existing credit facility for these purposes. After additional discussion and questions, the Board of Directors authorized management to continue to investigate the advisability of a “going private” transaction, including, among other issues, the need and expense of engaging a financial advisor to counsel the Board of Directors and to potentially render a fairness opinion.

Immediately prior to the next meeting of the Audit Committee of the Board of Directors, held on August 7, 2007, Mr. Bauer discussed with David Crane and Joseph M. Valley, the members of our Audit Committee and two independent Directors, the possibility of serving on a special committee of the Board of Directors which would be authorized to act on behalf of the Board of Directors in connection with all aspects of a potential “going private” transaction, including the ability to determine not to proceed with such a transaction. Mr. Bauer expressed management’s belief that the process would be more even-handed if the determining body contemplating this issue was a special committee comprised solely of independent directors. Each of the independent directors agreed to consider such an appointment and it was agreed that this topic would be discussed at the next meeting of the Board of Directors.

The next Board of Directors meeting was held on August 24, 2007, with all directors present. The Board of Directors considered the possibility of undertaking a transaction that would result in it no longer being a reporting company under the Exchange Act. Management reviewed for the Board of Directors the additional investigation it had conducted regarding this matter since the last Board of Directors meeting. After discussion, the Board of Directors determined that considering the advisability of such a transaction was prudent and in our best interest and the best interest of our stockholders and that such consideration should be undertaken by a special committee of the Board of Directors (the “Special Committee”), which committee would be comprised of Messrs. Crane and Valley. The Board formed the Special Committee and empowered it to (i) consider whether taking steps to cause us to no longer be required to report under the Exchange Act is in our best interest and the best interest of our stockholders, (ii) consider and approve what means should be undertaken to cause us to no longer be required to report under the Exchange Act, if deemed appropriate as a result of the review undertaken, (iii) consider and approve any financing related to the transaction that may involve any related party, (iv) select and approve a firm to issue a fairness opinion with respect to any transaction deemed prudent to undertake as a result of the review referred to above, and (v) engage professional advisors as needed, as determined in the discretion of the Special Committee in connection with the foregoing.

Following the Board of Directors meeting, a meeting of the Special Committee was held on August 24, 2007, with both members present. The first matter to come before the meeting was a report by management of the benefits and burdens of being a public company required to report under the Exchange Act and to comply with the other federal securities laws. Management indicated that, from its point of view, the benefits to us were, at this time, more theoretical than real. The use of equity (i) as currency in pursuing acquisitions, (ii) as meaningful incentives to employees, or (iii) as a means of raising capital in the public market has proven not to be of great benefit due to the consistently low share price and thin trading volume of our Class A Common Stock. Management indicated, however, that it considered the burdens, both financial and otherwise, substantial and determined that they outweighed any current or foreseeable benefits to us. Those burdens included the substantial cost of being public. The estimated costs and anticipated savings were presented and appear below. See “Special Factors — Benefits of the Transaction” beginning on page 21. In addition, being required to report under the Exchange Act and compliance with the other federal securities laws requires substantial time and attention from management that management viewed as distractive and dilutive of time that would be better spent focusing on executing our business plan, improving operating performance and seeking out accretive acquisition opportunities.

Management reported to the Special Committee and led discussion regarding the work and analysis that had been done by management, at the direction of the Board of Directors, in assessing alternative structures for effecting the potential transaction. Those alternatives included a self-tender (whether utilizing a “Dutch auction” approach or not), a third party tender offer, a reverse stock split (with or without a forward split, whether equal or not) and the possibility of maintaining the status quo and allowing the market to accomplish a reduction in the number of stockholders. For the reasons discussed during the meeting and set forth below, management recommended a reverse stock split, followed by an equal forward stock split, of our Class A Common Stock.

Management then discussed with the Special Committee the anticipated out-of-pocket costs of effecting a reverse stock split and described to the Special Committee the possible means of financing that cost. The anticipated costs were estimated as:

Legal fees	$50,000
Accounting fees	20,000
Transfer agent fees	10,000
Proxy-related fees	20,000
Fairness opinion	45,000
Special Committee fees	15,000
Bank financing costs	15,000

Total	$175,000

Management then reviewed with the Special Committee possible means of financing a proposed transaction. One such possible means of financing presented was the issuance of additional subordinated debt carrying the same terms as our senior subordinated notes, which were issued in December 2006 to Phoenix. The investors in such debt issuance would be Phoenix, Brantley IV, (both significant stockholders of ours) and Mr. Bauer. The proposed amount to be raised would be $1,000,000, including funds for working capital needs, of which Phoenix would invest $700,000, Brantley IV would invest $250,000 and Mr. Bauer would invest $50,000. Inasmuch as this proposed financing would involve Brantley IV and Mr. Bauer, the Special Committee was empowered by the Board of Directors to consider this financing and approve or disapprove of the Transaction on our behalf.

The Special Committee discussed obtaining a fairness opinion as to the price to be paid for fractional shares resulting from the reverse stock split, if approved. Management reported that it had interviewed and requested terms of engagement from two potential financial advisory firms, and had discussions with two other firms. A discussion followed regarding the qualifications of each valuation firm as well as the cost to us of engaging each of the two firms which had presented terms. Based on several factors, including but not limited to the experience of Adams Capital, Inc. (“Adams Capital”), a business valuation firm that had advised management it had been involved in over 2,000 public and private transactions, representing over $50 billion in assets, management recommended to the Special Committee the selection of Adams Capital.

At this point, representatives of Adams Capital were invited into the meeting. They presented their qualifications as well as their initial thoughts on valuation methods, based on some preliminary information about us. Adams Capital also reviewed industry analysis as well as the other elements of their proposed engagement. Members of the Special Committee asked numerous questions concerning qualifications, approach, techniques and other related aspects of the potential engagement. Adams Capital noted the need for additional financial information from us, which would be provided if the Special Committee determined to engage Adams Capital.

The Special Committee then met in executive session. The Special Committee discussed again the matters described above, including the alternative structures for a potential transaction, the advantages and disadvantages of a potential transaction to us and to the unaffiliated holders of shares of the Class A Common Stock. The Special Committee also revisited the prior discussion about the proposed financing for the potential transaction. The Special Committee noted that the terms of such financing were the same as in the recently negotiated debt placement that was issued to an unaffiliated third party and negotiated in an arms-length manner, except that in that prior transaction the lender also received equity, without any price increase, and there would be no equity included in this transaction. In consideration of the foregoing analysis and in light of the recent disruption in the credit markets, the Special Committee was favorably disposed to the financing terms but reserved its approval subject to additional analysis and definitive documentation of the proposed terms for financing. The Special Committee unanimously determined (i) to engage Benesch Friedlander Coplan & Aronoff LLP as counsel to the Special Committee, (ii) to tentatively proceed with a proposed 1-for-2,500 reverse stock split (followed by a 2,500-for-1 forward stock split) of our Class A Common Stock as a means of going private, subject to (a) final approval of the transaction terms by the Special Committee, (b) reaching a determination as to the price per share to be paid for resulting fractional shares and (c) concluding that such price is fair to the unaffiliated holders of such shares from a financial point of view, (iii) to engage Adams Capital to advise the Special Committee on the proposed reverse stock split, including specifically whether the price that would be paid to such holders was fair to them from a financial point of view, and (iv) tentatively to proceed with the described financing of such transaction, subject to approval of the final terms and documentation of such financing by the Special Committee. For the purposes of determining the appropriate reverse split fraction, the Special Committee reviewed an analysis prepared by management using the following stockholder information as of June 21, 2007:

	No. of
	Stockholder	No. of
	of Record	Shares Held

Registered stockholders	249	92,770,452
Shares held by brokers(1)	62	12,733,580

	311	105,504,032

(1)	Following is a breakdown of the beneficial ownership of the shares held by brokers:

	No. of
	Beneficial	No. of
	Owners	Shares Held

Non-Objecting Beneficial Owners (“NOBOs”)	984	3,756,553
Objecting Beneficial Owners (“OBOs”)	241	8,977,027

	1,474	12,733,580

Based on management’s knowledge of large stockholders not represented on the NOBO list, we can reasonably assume that the 241 OBO stockholder positions break out as follows:

	No. of
	Stockholders	Shares Held

Identified OBOs	3	8,188,386
Unidentified OBOs	238	788,641

	241	8,977,027

Since we do not have information about the distribution of the shares among the 238 OBO stockholders, we determined that the most conservative position is to assume that we will have to purchase all shares held by unidentified OBOs in order to assure that the total number of our stockholders of record falls below 300 following the Transaction.

Based on the information detailed above, we analyzed a range of reverse stock split scenarios to determine the split ratio that would ensure that our total number of stockholders of record would fall below 300 following a reverse stock split, thus enabling us to “go private.” We determined that a reverse stock split of 1-for-2,500 would result in the purchase and retirement of approximately 1,153,541 fractional shares, on a pre-reverse split basis, representing 1,213 beneficial owners of our Class A Common Stock, reducing our total beneficial owners to 261 and record owners to 137.

The Special Committee also requested additional information from management to facilitate its review and determine an appropriate price per share to be paid for fractional shares resulting from the proposed reverse stock split.

The next meeting of the Special Committee was held on September 7, 2007, with both members present. In preparation for the meeting, the Special Committee received additional financial information it had requested from management regarding certain valuation metrics to assist in determining a fair price per share to be paid to redeem fractional shares of Class A Common Stock resulting from the proposed reverse stock split. Management also presented to the Special Committee a review of our current financial information. Preliminary calculation of the metrics referred to in “Special Factors — Recommendation of the Special Committee” were reviewed and discussed with management and additional requests for information and guidance from management and Adams Capital were made.

The next meeting of the Special Committee was held on September 10, 2007, with both members present. In preparation for the meeting, the Special Committee received updated preliminary analysis regarding valuation from Adams Capital. A representative from Adams Capital joined the meeting and reviewed that information. The members of the Special Committee asked numerous questions regarding the various methods of valuation, including the relevance of book value, the lack of applicability of a market based valuation due to the absence of comparable public companies with similar capital structures and the lack of liquidity of our Class A Common Stock, and the analysis of an income approach, such as one based on discounted cash flow, as more fully discussed in “Special Factors — Recommendation of the Special Committee.” As reflected below, the Special Committee, in executive session, adopted the analyses and conclusions set forth in Adams Capital’s preliminary valuation materials as its own. After further discussion, the Special Committee determined, on a preliminary basis, that, subject to receipt and review of a fairness opinion from Adams Capital, final approval of the financing for the Transaction and the terms and documentation thereof, and final review of the entire transaction by the Special Committee, a $0.23 per share valuation for the Class A Common Stock to be cashed out in the reverse stock split was appropriate. See “Special Factors — Recommendation of the Special Committee”.

The next meeting of the Special Committee was held on September 18, 2007, with both members present. During this meeting, a preliminary timetable of actions to be taken if the proposed reverse stock split were to be effected was reviewed along with supporting materials for the Transaction. Members of the Special Committee’s financial advisor and legal counsel were available at the meeting to review the materials provided and the proposed timeline. The proposed financing for the Transaction was discussed and the Special Committee was given a summary of Adams Capital’s fairness opinion letter and the backup materials that were provided in support of that opinion. After some deliberation, the Special Committee decided that it needed additional time to review the materials it received, and a meeting was set for the following day.

The next meeting of the Special Committee was held on September 19, 2007, with both members present. During this meeting, the members confirmed that they had reviewed and understood all material recently provided to them by Adams Capital and their legal counsel. They reviewed the terms of the proposed financing documents, reviewed again the basis for determining the valuation for shares of Class A Common Stock to be cashed out in the reverse stock split, including the most recent trading history of the Class A Common Stock, and their previous analysis of the advantages and disadvantages of the proposed Transaction, both to Orion and to its stockholders. After additional discussion, the Special Committee unanimously approved the Transaction, including the (i) cash consideration of $0.23 per share to be paid to stockholders to be cashed out in the reverse stock split, (ii) the reverse stock split and forward stock split ratios of 1-for-2,500 and 2,500-for-1, and (iii) the financing transaction consisting of the issuance of our New Senior Unsecured Notes. The Special Committee also unanimously recommended that our holders of Class A Common Stock and Class D Common Stock approve the Proposal.

PURPOSE OF AND REASONS FOR THE TRANSACTION

The purpose of the Transaction is to cash-out the equity interests of our stockholders who, as of the effective date, hold fewer than 2,500 shares of Class A Common Stock in any discrete account at a price determined to be fair by the Special Committee in order to enable us to deregister our Class A Common Stock under the Exchange Act and thus terminate our obligation to comply with certain regulations related to being a public company. The Transaction will also terminate our obligation to file annual and periodic reports and make other filings with the SEC, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com.

The reasons for the Transaction and our subsequent deregistration as an SEC reporting company include:

•	eliminating the costs and investment of management time associated with compliance with certain regulations related to being a public company;

•	eliminating the costs associated with filing reports and documents with the SEC under the Exchange Act; and

•	affording stockholders holding fewer than 2,500 shares immediately before the Transaction the opportunity to receive cash for their shares, without having to pay brokerage commissions and other transaction costs, at a price that represents a premium of 44% over the closing price of $0.16 on September 20, 2007, which was the last trading day before the public announcement that the proposed Transaction had been approved by our Special Committee.

BENEFITS OF THE TRANSACTION

Benefits and Cost Savings of Termination as an SEC Reporting Company

We incur substantial costs as a result of our status as a reporting company and being required to file annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, proxy statements and stockholder reports as required by Regulation 14A under the Exchange Act, and current reports on Form 8-K. We anticipate saving approximately $900,000 per year by not having to comply with certain regulations related to being a public company. The annual savings that we expect to realize as a result of the Transaction based upon our historical costs is estimated as follows for 2008:

Audit and tax fees	$320,000
Legal fees (non-M&A)	150,000
Board of directors fees	40,000
AMEX listing fees	50,000
Transfer agent fees	25,000
Investor relations fees	90,000
D & O insurance	50,000
Financial printing fees	75,000
Sarbanes-Oxley compliance costs	100,000

Total	$900,000

The estimate regarding compliance with certain regulations related to being a public company is only an estimate, and the actual savings to be realized may be higher or lower than estimated above. Based on our size and resources, the Special Committee does not believe the costs associated with remaining an SEC reporting company are justified.

Comparing the Benefits of Termination versus Remaining an SEC Reporting Company

The Special Committee believes that we will not benefit significantly from remaining an SEC reporting company. Even as an SEC reporting company that is listed on the AMEX, there is a very limited trading market for our shares, especially for sales of larger blocks of our shares, and stockholders derive little benefit from our status as an SEC reporting company that is listed on the AMEX. During the 10 trading day, 20 trading day and 30 trading day periods prior to the announcement that the Special Committee had approved the Transaction, the average daily trading volume on the AMEX of our common stock was approximately 1,170 shares, 8,125 shares and 8,163 shares, respectively. We believe our small public float and limited trading volume have limited the ability of our stockholders to sell their shares without also reducing our trading price.

Further, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using our stock as any significant part of the consideration for any acquisition, and we are therefore unlikely to have the opportunity to take advantage of our current status as an SEC reporting company for these purposes. If for any reason we decide in the future to access the public capital markets, we could do so by filing a registration statement for such securities.

Benefits of the Transaction to Our Affiliates

Benefits of the Transaction to our affiliates are expected to include the following:

•	assuming the exercise of all options that are exercisable within sixty days of the date of this proxy statement, our officers and directors will increase their percentage ownership in us from 75.5% to 76.1%;

•	affiliated stockholders may benefit from the reduction in total shares outstanding or from our cost savings by not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if we remained public;

•	our officers and employees will benefit from eliminating the time and effort associated with complying with the various filing requirements of being a public company; and

•	remaining affiliated stockholders may benefit from our future operating results.

See “Special Factors — Interests of Our Directors and Executive Officers in the Transaction,” beginning on page 26.

Benefits of the Transaction to Unaffiliated Stockholders

Benefits of the Transaction to our unaffiliated stockholders are expected to include the following:

•	unaffiliated stockholders holding fewer than 2,500 shares of our Class A Common Stock immediately before the Transaction will have the opportunity to receive cash for their shares at a price that represents a premium of approximately 44% over the closing price of $0.16 on September 20, 2007, which was the last trading day before the public announcement of the approval of the proposed Transaction by the Special Committee, without having to pay brokerage commissions and other transaction costs;

•	unaffiliated stockholders receiving $0.23 for their shares are receiving an amount that is within the range of implied equity values in the per share analyses presented by Adams Capital, Inc., financial advisor to the Special Committee. (See “Special Factors — Opinion of Adams Capital, Inc.,” beginning on page 27);

•	unaffiliated stockholders who remain our stockholders after the Transaction may benefit from the reduction in total shares outstanding or from our cost savings from not being public, either or both of which may result in higher earnings per share, which in turn may result in a higher price for their shares than they would have received if we remained public; and

•	remaining unaffiliated stockholders may benefit from our future operating results.

DISADVANTAGES OF THE TRANSACTION

Disadvantages of the Transaction to Us

Disadvantages of the Transaction to us are expected to include the following:

•	our indebtedness will be increased to fund the purchase of fractional shares and to pay the other costs of the Transaction; and

•	the limited ability that we currently have to raise capital in the public securities markets or to use our stock as an acquisition currency will be eliminated.

Disadvantages of the Transaction to Our Affiliates

Disadvantage of the Transaction to our affiliates are expected to include the following:

•	Our officers and directors are likely to experience reduced liquidity for their shares of Class A Common Stock, even if the Class A Common Stock trades on the “pink sheets”, and this reduced liquidity may adversely affect the market price of the Class A Common Stock.

Disadvantages of the Transaction to Our Unaffiliated Stockholders

Disadvantages of the Transaction to our unaffiliated stockholders are expected to include the following:

•	the cash price offered to stockholders under the proposed Transaction could be less than the market price at the time the Transaction is implemented;

•	remaining stockholders are likely to experience reduced liquidity for their shares of Class A Common Stock, even if the Class A Common Stock trades on the “pink sheets”, and this reduced liquidity may adversely affect the market price of the Class A Common Stock;

•	less public information about us will be required or available after the Transaction and officers will no longer be required to certify the accuracy of our financial statements although we currently intend to provide reports as to our financial condition and results of operations, which we expect may be accessed at www.pinksheets.com;

•	stockholders who are cashed out will be unable to participate in any of our future operating results unless they buy stock after the Transaction; and

•	stockholders who are cashed out for $0.23 per pre-reverse split share in the Transaction may receive less for their shares than they would if the Class A Common Stock continued trading on the AMEX.

See “Special Factors — Certain Effects of the Transaction,” beginning on page 35.

TIMING OF THE TRANSACTION

In light of the foregoing, the Special Committee believes that it is in our best interest and the best interest of our stockholders, including unaffiliated stockholders, to change our status to a non-SEC reporting company at this time because the sooner the Proposal can be implemented, the sooner we will cease to incur the expenses and burdens and the sooner stockholders who are to receive cash in the Transaction will receive and be able to reinvest or otherwise make use of such cash payments.

ALTERNATIVES CONSIDERED

The Special Committee considered several other alternatives to accomplish the reduction in the number of stockholders of record to fewer than 300, but ultimately rejected these alternatives because the Special Committee believed that the proposed Transaction structured as a reverse stock split immediately followed by a forward stock split would be the most efficient and least costly method. The other alternatives considered by the Special Committee were:

•	TAKING NO ACTION AND WAITING FOR THE NUMBER OF STOCKHOLDERS OF RECORD TO DROP BELOW 300. The Special Committee considered waiting to see if the number of stockholders of record would decrease below 300 without taking any action, however, the number of our stockholders has not changed significantly much over the past 36 months. In addition, even if the number of stockholders were to drop below 300, the Special Committee determined that the risk was too great that the number of stockholders could spring back over 300 at any time.

•	CASH TENDER OFFER AT A SIMILAR PRICE PER SHARE. The Special Committee did not believe that a tender offer, by us or by a third party, would necessarily result in the purchase of a sufficient number of shares to reduce the number of record holders to fewer than 300 because many stockholders with a small number of shares might not make the effort to tender their shares and the cost of completing the tender offer could be significant in relation to the value of the shares that are sought to be purchased. Alternatively, if most of the holders of our Class A Common Stock tendered their shares, we would be required to purchase shares from all tendering stockholders up to the maximum number of shares specified in the cash tender offer, which would require a substantially greater cash amount to complete the Transaction. A “Dutch auction” tender offer was considered to mitigate this scenario but the concerns discussed above would persist even utilizing that technique. Regardless, a tender offer would provide no guarantee that the number of record holders would ultimately be reduced to fewer than 300. In comparison, the Transaction, if successfully completed, is likely to allow us to accomplish our SEC deregistration objectives.

•	PURCHASE OF SHARES IN THE OPEN MARKET. The Special Committee rejected this alternative because it concluded it was unlikely that we could acquire shares from a sufficient number of record holders to accomplish the Special Committee’s objectives. The Special Committee reached this conclusion in large part because we would not be able to dictate that open share purchases only be from record holders selling all of their shares. Even if enough open market purchases resulted in lowering the number of record holders to less than 300, such purchases would likely be more costly than the proposed Transaction.

•	REVERSE STOCK SPLIT WITHOUT A FORWARD STOCK SPLIT. This alternative would accomplish the objective of reducing the number of record holders below the 300 threshold, assuming approval of the reverse stock split by our stockholders. In a reverse stock split without a subsequent forward stock split, we would acquire the interests of the cashed-out stockholders and the fractional share interests of a greater proportion of stockholders who are not cashed-out (as compared to the proposed Transaction in which only a few stockholders whose shares are converted to less than one whole share after the reverse stock split are anticipated to have their fractional interests cashed-out; and all fractional interests held by stockholders holding more than one whole share after the reverse stock split will be reconverted to whole shares in the forward stock split). Thus, the Special Committee rejected this alternative due to the higher cost involved of conducting a reverse stock split without a forward stock split.

RECOMMENDATION OF THE SPECIAL COMMITTEE

The Special Committee consisted of two directors, Messrs. David Crane and Joseph M. Valley, Jr. Each of these directors has been deemed independent by the Board of Directors as independence is defined in AMEX Company Guide Section 121A and Rule 10A-3(b)(1) of the Exchange Act. The Special Committee retained Adams Capital as its financial advisor and Benesch Friedlander Coplan & Aronoff LLP as independent legal counsel.

In evaluating the proposed Transaction and the cash consideration to be paid, the Special Committee relied on its knowledge of our business, financial condition and prospects as well as the advice of its financial advisor and legal counsel. In view of the wide variety of factors considered in connection with the evaluation of the Transaction and cash consideration to be paid, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered it reaching its determinations.

The discussion herein of the information and factors considered by the Special Committee is not intended to be exhaustive, but is believed to include all material factors considered by the Special Committee. In determining that the Special Committee would recommend the Transaction to our stockholders, the Special Committee considered the following substantive factors in the aggregate, which in the view of the Special Committee, supported such determination.

•	CURRENT AND HISTORICAL PRICES OF OUR CLASS A COMMON STOCK. The Special Committee considered both the historical market prices and recent trading activity and current market prices of our Class A Common Stock.

The Special Committee reviewed the closing and trading prices for our Class A Common Stock for the past several years, focusing most attention on the more recent price information. You should read the discussion under “Market for Class A Common Stock and Related Stockholder Matters” on page    for more information about our stock prices. The Special Committee noted that, as a positive factor, the cash payment of $0.23 per share payable to our stockholders in lieu of fractional shares represented a premium of approximately 44% over the $0.16 closing price of our Class A Common Stock on September 20, 2007, which was the last trading day before the public announcement that the Special Committee had approved the Transaction. In addition to stockholders receiving a premium to the trading price of our Class A Common Stock on any shares redeemed as a result of the reverse stock split, such stockholders will achieve liquidity without incurring brokerage commissions and other transaction costs.

In its analysis of recent and historical prices for our Class A Common Stock, the Special Committee noted that in each of the first two quarters of 2007, there were single days where the high trading price was significantly higher than any other day in the quarter, resulting in a high price for that quarter that it considered less meaningful in its analysis than the average price during those periods. In addition, the Special Committee noted that the proposed cash consideration constituted a premium over the average closing price of our Class A Common Stock for the 10 calendar days, 20 calendar days, 30 calendar days, 60 calendar days, 90 calendar days and even 365 calendar days immediately prior to the public announcement of the approval of the proposed Transaction by the Special Committee and over the closing price of the our Class A Common Stock immediately prior to such public announcement.

•	GOING CONCERN VALUE. In determining the cash consideration to be paid to cashed-out stockholders in the Transaction, the Special Committee considered the analyses as presented in Adams Capital’s report, without giving effect to any anticipated effects of the Transaction. In considering going concern value, the Special Committee considered discounted cash flow valuations through an analysis of the cash flow generating potential of our business, based on information from management, and discounting that cash flow at a rate of return estimated to be commensurate with the degree of risk associated with that cash flow. The Special Committee believed that this method most closely reflects our potential value. In considering the discounted cash flow analysis, the Special Committee adopted the analyses of Adams Capital, which indicated a share price of approximately $0.20 per share, as the per share implied equity value of our Class A Common Stock. See “Special Factors — Opinion of Adams Capital, Inc.” beginning on page 27. Accordingly, the Special Committee believes that the going concern analysis supports its determination that the Transaction is fair to our stockholders.

•	NET BOOK VALUE. As of June 30, 2007, the net book value per common share was $0.0684, and the tangible net book value per common share (excluding intangibles) was $(0.0937). The Special Committee noted that book value per common share is an historical accounting value which may be more or less than the net market value of our assets after payment of our liabilities, and a liquidation would not necessarily produce a higher value than book value per common share.

•	LIQUIDATION OR ASSET VALUE. Although no valuation of total assets was undertaken, the Special Committee believes that a liquidation or other transaction designed to monetize our assets would likely result in recovery of a price for our tangible assets that is substantially less than going concern or discounted cash flow value, in light of the positive earnings and cash flow anticipated by management and because we have intangible value (such as goodwill, trade name and the like) which would not be adequately valued by this method. Thus, the Special Committee believes that liquidation or asset value analysis, which would yield a lower result than the going concern value used, supports its determination that the Transaction is fair to our stockholders.

•	OPINION OF THE FINANCIAL ADVISOR. The Special Committee considered the opinion of Adams Capital rendered to the Special Committee on September 18, 2007, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $0.23 per share in cash to be paid to those of our stockholders receiving such consideration, other than our affiliates, as to whom Adams Capital expressed no view, is fair, from a financial point of view, to the holders of shares of our Class A Common Stock. For more information about the opinion of Adams Capital you should read the discussion below under “Special Factors — Opinion of Adams Capital, Inc.” beginning on page 27 and a copy of the opinion of Adams Capital attached as Appendix B to this proxy statement.

•	PRESENTATION OF THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR. The Special Committee also considered the various financial information, valuation analyses and other factors set forth in the written presentations delivered to the Special Committee prior to the meeting of the Special Committee on September 10, 2007, and as updated and delivered prior to the meeting on September 18, 2007.

•	LIMITED LIQUIDITY FOR OUR COMMON STOCK. The Special Committee recognized the lack of an active trading market and the very limited liquidity of our Class A Common Stock. The Special Committee considered the effects of this factor on both the stockholders who own less than 2,500 shares of Class A Common Stock and who will receive the cash consideration and those stockholders who will remain after the Transaction. With respect to the stockholders who will receive the cash consideration and cease to be stockholders, the Special Committee recognized that this Transaction presents such stockholders with an opportunity to liquidate their holdings at a price which represented a premium of 44% to the closing price of our Class A Common Stock on September 20, 2007, the last trading day before the public announcement of the approval of the proposed Transaction by the Special Committee, without incurring brokerage commissions and other transaction costs. With respect to the stockholders who will remain after the Transaction, the Special Committee noted that the effect of this Transaction on their liquidity is mitigated by the limited liquidity they currently experience and that the shares will likely be quoted on the “pink sheets.”

•	FUTURE COST SAVINGS. The Special Committee considered that both affiliated and unaffiliated stockholders remaining after the Transaction will benefit from the reduction of direct and indirect costs borne by us to maintain our status as an SEC reporting company. For a full discussion of the cost savings, see “Special Factors — Benefits of the Transaction” on page 21.

•	INTERESTS OF THE UNAFFILIATED STOCKHOLDERS WHO WILL REMAIN. The Special Committee considered the fairness of the Transaction to the unaffiliated holders of Class A Common Stock who will remain our stockholders after the Transaction. The Special Committee reasoned that such stockholders would benefit from the cost savings associated with the elimination of expenses attributable to remaining an SEC reporting company and the time and attention currently required of management to fulfill such requirements.

Despite the fact that (i) no unaffiliated stockholder representative was retained to act solely on behalf of the unaffiliated stockholders in the Transaction to negotiate the terms or prepare a report on behalf of the unaffiliated stockholders and (ii) the approval of a majority of the unaffiliated holders of our common stock is not required, the Special Committee believes that the Transaction is procedurally fair because, among other things:

•	the Transaction was reviewed and approved by the Special Committee, comprised entirely of independent directors;

•	the Transaction is being effected in accordance with the applicable requirements of Delaware law;

•	the Transaction is being submitted to a vote of our stockholders and is subject to approval of a majority of the outstanding shares of our Class A Common Stock and Class D Common Stock, voting as a single class;

•	stockholders can increase, divide or otherwise adjust their existing holdings, prior to the effective date of the Transaction, so as either to retain some or all other their shares or to be cashed-out with respect to some or all of their shares; and

•	stockholders who are cashed-out would likely have the option to repurchase shares of our Class A Common Stock in the over-the-counter markets with the cash obtained in the Transaction.

Based on the foregoing analyses, the Special Committee believes that the Transaction is procedurally and substantively fair to all our stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Transaction, and believes the $0.23 cash amount to be fair consideration for those stockholders holding less than 2,500 shares of our Class A Common Stock. The Transaction was unanimously approved by the Special Committee, all members of the Special Committee being non-employees of us.

INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

In considering the recommendation of the Special Committee with respect to the Transaction, stockholders should be aware that our executive officers and directors have interests in the Transaction that are in addition to, or different from, our stockholders generally. These interests may create actual or potential conflicts of interest. The Special Committee was aware of these potential conflicts of interest and considered them, among other matters, in reaching its recommendations. The actual or potential conflicts of interest include the following:

•	Each executive officer and each member of the Board of Directors, other than David Crane, holds shares, restricted stock or vested options or warrants in excess of 2,500 shares and will, therefore, retain shares of Class A Common Stock or options to purchase shares of Class A Common Stock after the Transaction. David Crane holds 2,272 shares of Class A Common Stock, in two separate accounts. As a result, he will be treated the same as all other holders of less than 2,500 shares of our Class A Common Stock and will receive cash consideration from us in the amount of $0.23 per share for each share held by him, in lieu of fractional shares, upon consummation of the Transaction. The following table identifies for each person who is one of our executive officers or directors, the aggregate number of shares, shares subject to outstanding restricted stock awards, options and warrants and the total number of shares of our Class A Common Stock that will be retained after the Transaction (this chart does not include Class A Common Stock which may be issuable on conversion of our Class D Common Stock but includes all options and warrants, even if not exercisable within 60 days:

		Restricted
		Stock Units,
	Class A	Options
	Common	and
	Stock	Warrants	Total

Directors and executive officers:
Terrence L. Bauer, CEO	13,461	2,000,000	2,013,461
Stephen H. Murdock, CFO	—	1,100,000	1,100,000
Robert P. Pinkas, director	66,629,515	17,000	66,646,515
Paul H. Cascio, director	66,629,515	—	66,629,515
Joseph M. Valley, Jr., director	—	60,000	60,000
David Crane, director	—	50,000	50,000
D/V Cain Family, L.P.	10,503,944	150,000	10,653,944
Tommy M. Smith	8,483,363	150,000	8,633,363
Marvin R. Retsky	3,314,917	—	3,314,917

Total	88,945,200	3,527,000	92,472,200

•	We will issue senior unsecured subordinated promissory notes due 2011 in the aggregate original principal amount of $1,000,000, bearing interest at an aggregate rate of 14% per annum, to Brantley IV, Phoenix and Terrence L. Bauer. On December 1, 2006, we issued senior unsecured subordinated promissory notes due 2011 in the original principal amount of $3,350,000 to Phoenix. Paul H. Cascio and Robert P. Pinkas, each of whom is one of our directors, are general partners of the general partner of Brantley Venture Partners III, L.P. (“Brantley III”) and Brantley IV and limited partners of those funds. The advisor to Brantley III is Brantley Venture Management III, L.P. and the advisor to Brantley IV is Brantley Management IV, L.P.

•	As a result of the Transaction, the stockholders who own of record on the record date, more than 2,500 shares of our Class A Common Stock, including our executive officers and directors, will increase their percentage ownership interest in us as a result of the Transaction. For example, assuming the Transaction is implemented and based on information and estimates of record ownership and shares outstanding and other ownership information and assumptions as of September 18, 2007, our officers and directors, who currently own 98,201,879 shares of our Class A Common Stock and Class D Common Stock (including options currently exercisable) will increase their percentage ownership in us from 75.4% to 76.1%.

OPINION OF ADAMS CAPITAL, INC.

Under an agreement dated August 7, 2007, the Special Committee retained Adams Capital to act as its financial advisor in connection with the Transaction. As part of that engagement, the Special Committee requested that Adams Capital evaluate the fairness, from a financial point of view, to the holders of shares of Class A Common Stock (other than our affiliated stockholders) of the Transaction. Adams Capital delivered an oral opinion to the Special Committee and the Board of Directors, which was subsequently confirmed by the delivery of a written opinion, dated September 18, 2007, to the effect that, as of September 6, 2007 and based upon and subject to certain assumptions, procedures, factors, limitations and qualifications set forth therein, the cash consideration to be paid to holders of shares of Class A Common Stock (other than our affiliated stockholders) pursuant to the Transaction was fair, from a financial point of view, to such holders.

The full text of Adams Capital’s opinion, which sets forth the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The following is a summary of Adams Capital’s opinion. The description of Adams Capital’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Adams Capital’s opinion attached as Annex B to this proxy statement. Holders of shares of Class A Common Stock and of Class D Common Stock are urged to read Adams Capital’s opinion carefully in its entirety for a description of the procedures followed, assumptions made, factors considered and limitations and qualifications on the review undertaken by Adams Capital in connection with its opinion.

Adams Capital’s opinion was directed only to the Special Committee and the Board of Directors and only addresses the fairness, from a financial point of view, to the holders of shares of Class A Common Stock (other than our affiliated stockholders) of the cash consideration to be paid to such holders pursuant to the Transaction. Adams Capital’s opinion did not address the merits of the underlying decision by Orion to engage in the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Orion. In that regard, Adams Capital was not authorized to, and did not, solicit third party indications of interest in acquiring all or a part of Orion or engaging in a business combination or any other strategic transaction with Orion in connection with its engagement prior to the date of Adams Capital’s opinion. Adams Capital’s opinion was not intended to and does not constitute a recommendation to any holder of Class A Common Stock or Class D Common Stock as to how such holder should vote with respect to the Transaction or any other matter relating thereto. Further, Adams Capital’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Adams Capital as of, the date of its opinion. Adams Capital assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In connection with its opinion, Adams Capital:

•	analyzed certain historical publicly available business and financial information relating to Orion;

•	reviewed various financial forecasts and other data provided to Adams Capital by the management of Orion relating to its businesses;

•	held discussions with members of the senior management of Orion HealthCorp, Inc. with respect to the businesses and prospects of Orion;

•	reviewed public information with respect to certain other companies in lines of business Adams Capital believed to be generally comparable to those of Orion;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Adams Capital believed to be potentially comparable to those of Orion;

•	reviewed the historical stock prices and trading volumes of shares of Class A Common Stock; and

•	conducted such other financial studies, analyses and investigations as Adams Capital deemed appropriate.

Adams Capital relied upon the accuracy and completeness of the foregoing information, and Adams Capital did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Orion, or concerning the solvency or fair value of Orion. With respect to the financial forecasts, Adams Capital assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of Orion as to the future financial performance of Orion. Adams Capital did not assume any responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Adams Capital assumed that the Transaction would be consummated on the terms as described to us at the outset of the engagement, without any waiver or modification of any material terms or conditions, including our obtaining the necessary financing to effect the Transaction. Adams Capital further assumed that the executed Transaction would not differ in any material respect from the latest terms discussed with Adams Capital prior to the delivery of its opinion.

Adams Capital did not express any opinion as to any tax or other consequences that might result from the Transaction, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Adams Capital understood that the Special Committee, obtained such advice as they deemed necessary from qualified professionals. Adams Capital’s opinion did not address the solvency or fair value of Orion or any other entity, including under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. Adams Capital did not express any opinion as to the price at which shares of (any class of) common stock may trade subsequent to the date of its opinion.

In preparing its opinion, Adams Capital performed a variety of financial and comparative analyses that it deemed to be appropriate for this type of transaction, including those described below. The summary of Adams Capital’s analyses described below is not a complete description of the analyses underlying Adams Capital’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Adams Capital considered the results of all the analyses as a whole and did not, and believes that one should not, attribute any particular weight to any factor or analysis considered by it. Rather, Adams Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

In its analyses, Adams Capital considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond our control. No company, transaction or business considered in Adams Capital’s analyses as a comparison is identical to us or the Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Adams Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Adams Capital’s analyses and estimates are inherently subject to substantial uncertainty.

Adams Capital’s opinion was one of many factors taken into consideration by the Special Committee in determining the cash consideration offered in the Transaction. See “Special Factors — Recommendation of the Special Committee” beginning on page 24.” Consequently, the analyses described below should not be viewed as determinative of the opinion of the Special Committee with respect to the cash consideration or of whether the Special Committee would have been willing to determine that a different consideration was fair. The cash consideration to be paid to the holders of shares of Class A Common Stock pursuant to the Transaction was determined through the Special Committee’s internal analysis. Adams Capital did not recommend any specific consideration to the Special Committee, or that any given consideration constituted the only appropriate consideration for the Transaction.

The following is a brief summary of the material financial and comparative analyses that were performed by Adams Capital in connection with rendering its opinion. Adams Capital prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of shares of Class A Common Stock (other than our affiliated stockholders) of the cash consideration to be paid to such holders pursuant to the Transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand Adams Capital’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Adams Capital’s financial analyses.

Historical Trading Prices

Adams Capital compared the cash consideration to the closing price of a share of Class A Common Stock on September 6, 2007, the date that was one trading day prior to the Special Committee’s preliminary decision regarding the cash consideration. The trading ranges and averages of the closing price for our Class A Common Stock as well as the offered price premium are presented below for the following time periods prior to September 6, 2007:

				Premium Over
	Low	High	Average	Average

30 calendar days	$0.15	$0.22	$0.18	29.2%
90 calendar days	$0.11	$0.22	$0.16	40.3%
365 calendar days	$0.11	$0.33	$0.22	4.5%

Comparable Public Companies Analysis

Adams Capital considered calculating an implied valuation for Orion based on an analysis of companies that Adams Capital believed to be potentially generally comparable to Orion. In performing these analyses, Adams Capital reviewed and analyzed certain publicly available financial information, valuation multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Orion. This analysis was performed to derive a range of implied equity values per share of Class A Common Stock based on the market values of shares of comparable publicly traded companies.

For purposes of this analysis, Adams Capital reviewed seven healthcare information technology and practice management services companies that had substantial operations in certain or all of healthcare revenue management, practice management consulting and/or health care billing and collections operations (Healthcare Practice Management and Support Companies). Adams Capital determined that none of the Healthcare Practice Management and Support Companies identified for this analysis was sufficiently similar to Orion in size, capital structure and/or overall business model to use their data to draw useful conclusions as to the implied value of Orion. The Healthcare Practice Management and Support Companies Adams Capital considered were:

•	CBIZ, Inc.

•	McKesson Corporation

•	AmerisourceBergen Corporation

•	Cardinal Health, Inc.

•	AthenaHealth, Inc.

•	MedAssets, Inc.

•	Owens & Minor, Inc.

In general, historical financial data used for this analysis was as of June 30, 2007 or December 31, 2006, depending on the date of the most recently available public information for each Healthcare Practice Management and Support Company, and market data used for this analysis was as of September 6, 2007.

Using this data, Adams Capital reviewed the market value of invested capital “MVIC” (debt plus market capitalization) of each of the Healthcare Practice Management and Support Companies as a multiple of the last twelve months’ revenue, EBITDA, EBIT and market capitalization as a multiple of the last twelve months’ pretax income. The data are presented below:

				Equity/Pretax
Company	MVIC/Revenue	MVIC/EBITDA	MVIC/EBIT	Income

CBIZ, Inc.	1.0	10.0	13.6	10.7
McKesson Corporation	0.2	11.0	13.6	11.9
AmerisourceBergen Corporation	0.1	10.4	11.6	10.6
Cardinal Health, Inc.	0.3	11.6	13.3	20.3
AthenaHealth, Inc.	2.5	29.8	nmf	1.2
MedAssets, Inc.	1.4	4.7	7.7	nmf
Owens & Minor, Inc.	0.3	14.5	19.2	19.7
High	2.5	29.8	19.2	20.3
Low	0.1	4.7	7.7	1.2
Median	0.3	11.0	13.4	11.3

nmf = not meaningful, indicating the result was a negative number or had zero as a divisor.

The foregoing data presentation is included for reference purposes. Because the companies included are not sufficiently comparable due to their size relative to Orion, capital structure, and other factors, they were not used as a basis to determine the value of shares of the Class A Common Stock for purposes of Adams Capital’s opinion.

Comparable Transactions Analysis

Adams Capital considered calculating an implied valuation for Orion based on an analysis of companies that Adams Capital believed to be potentially generally comparable to Orion that were involved in acquisition transactions. Adams Capital relied on publicly announced transactions in the healthcare information technology support and practice management industry to assess whether the companies involved in such transactions were sufficiently similar to Orion to provide relevant information about the value of Orion. Adams Capital determined that too few of the Healthcare Practice Management and Support Companies identified for this analysis was sufficiently similar to Orion in size, capital structure and/or overall business model to use their data to draw useful conclusions as to the implied value of Orion.

In selecting the potential comparable transactions it used in this analysis, Adams Capital reviewed merger transactions in 2006 and 2007 involving companies in the healthcare information technology support and practice management industries.

The comparable transactions identified by Adams Capital were (listed by the date publicly announced, the acquirer and the target company):

Date Publicly Announced	Acquirer	Target

Recent Transactions:
August 15, 2007	Mirrus Systems, Inc.	AMSplus
August 1, 2007	MED3000, Inc.	Pathology Services Associates
February 19, 2007	Nightingale Informatix Corporation	Vantagemed Corp
July 20, 2007	IBA Health Limited	iSoft Group PLC
November 6, 2006	McKesson Corporation	Per-Se Technologies, Inc.

For each of the comparable transactions, Adams Capital (i) calculated the target company’s market value of invested capital as a multiple of revenues for the target company for the last twelve months prior to the announcement of the transaction, or LTM, (ii) the company’s market value of invested capital as a multiple of earnings before interest and taxes or EBIT, and (iii) the company’s market value of invested capital as a multiple of earnings before interest, taxes, depreciation and amortization or EBITDA.

Adams Capital calculated the following multiple and premia ranges based on the recent precedent transactions indicated above and for all of the selected precedent transactions indicated above:

Recent Comparable Transactions:	Range	Median

Invested Capital/LTM Revenues	0.9x-3.0x	1.7x
Invested Capital/LTM EBIT	31.4x	31.4x
Invested Capital/LTM/EBITDA	13.4x-291.8x	15.6x

As indicated above, there were too few potentially comparable transactions with available data to be useful as an indicator of our value or of our Class A Common Stock. Using comparable transaction data is further complicated by the companies’ capital structure as well as that of Orion. In order to allocate value among our different classes of shares, including those tied to stock options and warrants, Adams Capital used an option pricing model that is promulgated by the American Institute of Certified Public Accountants (AICPA) in the AICPA Audit and Accounting Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation”. This methodology as well as the dilution analysis is described in the “Value Allocation and Dilution Analysis” section below. The information required to perform similar analyses is generally not available for privately held companies and therefore is a barrier to using implied values by companies in comparable transactions to determine the value of our shares of Class A Common Stock.

Discounted Cash Flow Analysis

Adams Capital performed an analysis of the present value of the projected debt-free free cash flows derived from each of our business segments using financial projections provided by management. This analysis was performed to determine a valuation of the Class A Common Stock as a function of the future debt-free free cash flows and going concern value of our enterprise as a whole.

The discounted cash flow analysis utilized cash flows from July 1, 2007 through December 31, 2011. Beyond 2011, a perpetuity was used for the terminal value of the cash flow analysis. The value of the perpetuity was calculated using a conventional Gordon growth model, assuming a long term growth rate of 4%, and a return of 11%. Adams Capital calculated our weighted average cost of capital to be 11.18%. A discount rate of 11% was applied to the discounted cash flow analysis.

The following table represents the results of the analysis performed by Adams Capital:

	High	Low

Total Enterprise Value*	$55,465,390	$30,032,322
Less: Interest Bearing Debt	$(10,966,996)	$(10,966,996)
Less: Amortization of Interest-free Loan Payments	$(1,225,001)	$(1,225,001)

Equity Value	$43,127,494	$17,968,471

Equity Value per share of Class A Common Stock	$0.32	$0.13

*	including value of net operating loss tax benefit

The range of value was generated by varying the discount rate from 9% to 13% and by varying the terminal growth rate from 2% to 6%. From this analysis, based on the assumptions set forth above, Adams Capital derived an implied equity reference range per share of Class A Common Stock of $0.13 to $0.32, as compared to the cash consideration of $0.23 per share.

Value Allocation and Dilution Analysis

Adams Capital used an option model to determine how much of our equity value should be allocated to the Class A Common Stock for purposes of determining the fair market value of the Class A Common Stock. A multiple warrant valuation model published in 2002 by Theofanis Darsinos and Stephen E. Satchell in 2002 was used to determine the appropriate level of dilution by way of the potential exercise of shares attached to stock options and warrants. This avoids the use of the simplifying, but potentially inaccurate, assumption of full dilution.

The AICPA Audit and Accounting Practice Aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation” (the “Practice Aid”) suggests the use of option approaches to determine the value of preferred shares. These approaches treat the value of the company’s equity as a call option on the value of the entire enterprise. The well-known Black-Scholes model is frequently considered to be more appropriate for publicly-traded companies with continuous ranges of value and volatility. Adams Capital selected the binomial call option pricing model, a model which assumes a finite number of potential stock value outcomes, two, in order to determine the value of our equity from the perspective of an option based approach, because of the relative lack of liquidity of our stock.

It is appropriate to invoke assumptions from the Black-Scholes framework, rather than set hard assumptions externally. (The binomial option is closely related to Black-Scholes.) In particular, Black-Scholes’ assumption of symmetrical volatility is applied, meaning that a stock return is as likely to be above as below the mean at any given point in time. The implication of using the Black-Scholes assumption of symmetrical volatility is that if there is a default of the company it is not known at that point precisely what the value will be at the time of exercise. The Black-Scholes assumption is a straightforward way to address this uncertainty; we are not forced to decide how much in the money the option might or might not be at the option expiration date (in this case, five years from the issue of the warrant).

Both the Class A and Class D Common Stock are valued as a series of call options on the total enterprise value. The rights of the common stockholders are equivalent to a call option on any value of Orion above the Class D Common Stock stockholders’ liquidation preference.

The first step in the analysis is to establish the exercise prices, which, according to the Practice Aid, are equal to the cumulative liquidation preferences of any senior series of preferred stock. The Class D Common Stock has a $5,068,500 liquidation preference. The liquidation preference is calculated as the initial investment of the Class D Common Stock stockholders plus the cumulative dividends owed as reported in public disclosures as of the valuation date. The residual value is distributed pro rata to the owners of both Class A and Class D stockholders assuming their conversion to shares of Class A Common Stock.

The following key assumptions are applied in the binomial call option pricing model:

•	The risk free rate was the yield of the 30-year Treasury bill as of September 6, 2007, or 4.79%.

•	Time to expiration was set to five years after the issue of the warrants. Adams Capital utilized the mean blended volatility (equally weighted historical and implied volatilities) of 49.4%.

•	The initial stock price as of September 6, 2007 was the concluded equity value, or $26,905,631.

The incremental value between the first call option and the second call option was calculated. This is the present value of the liquidation preference for the Class D Common Stock. The second option was on the value between the value of the liquidation preference and the concluded equity value of the company. The residual value is then allocated pro rata to both series of stock.

Warrants and employee stock options have features that are similar to those of stock options. A call option is an option to buy the underlying security at a predetermined price (the “exercise” price) at some point in the future. A “European” option is the term used for options that can only be exercised at the expiration date. By contrast, an “American” option describes options that may be exercised at any time before the expiration date. American options require the application of a different option pricing model. Warrants, however, differ from call options in that the warrant is issued by the company on its own stock. As a result, the company issues more stock when the warrants are exercised, effectively diluting current stockholders. In addition, warrants often have provisions not seen in call options. For example, the issuing company may have the right to call the warrants, as well as the possibility to alter the maturity or exercise price.

The standard treatment for warrant valuation is based on the Black-Scholes model for European call options. The central difference between call options and warrants is the fact that new stock is issued when warrants are exercised, thereby diluting the ownership of existing stockholders. A warrant’s value issued by a company with prior warrant issues is more accurately calculated through the application of the Multiple-WVF than through the Black-Scholes model by itself (assuming the warrant is viewed as a call option on the value of the firm per share). The dilution effect causes an unadjusted Black-Scholes model to overvalue warrants whether there are single or multiple issues, and causes the Single-WVF model to over value warrants where multiple issues are outstanding.

To more accurately value warrants, the Black-Scholes model can be altered by incorporating a dilution factor to account for the newly-issued stock upon the warrant’s exercise. The dilution factor (lambda) is defined as the number of warrants outstanding (for that issue) divided by the total number of common shares outstanding. Also, a warrant is valued as a call option on the value of the firm per share, v, as opposed to a call option on the common stock.

Two separate models are used to value warrants. One is used when the warrant being valued belongs to the only group of warrants outstanding. However, in the case where a company has more than one set of warrants outstanding, this relationship would overvalue the warrant because it fails to consider the potential dilutive impact of the exercise of other outstanding warrants issued. If a warrant issued prior to the warrant being valued is called (exercised), then the dilution factor is altered.

Theofanis Darsinos and Stephen E. Satchell present the Multiple Warrant Valuation Framework 1(“Multiple-WVF”) for pricing multiple-issue warrants with different exercise prices. Given multiple warrant issues with different maturities and different strike prices, Darsinos and Satchell derive the following equation for the value of warrant issue n:

In addition, the terms pi, the probability that share value, vTi, will be greater than the exercise price for that warrant issue (and thus the probability the warrant will be exercised) and i,j , the conditional function that determines if the warrant is called (if i,j = 1, then it is called, if i,j = 0, then it is not called) are given by the following equations:

The symbol represents the cumulative normal distribution. The mod function returns the remainder after a number is divided by a provided divisor, in this case two. As a result, the mod function returns a number less than two, but greater than or equal to zero. By rounding downward, the function i,j returns either one or zero.

The probability that warrant issue i will be called is given by the equation for pi, representing the probability that share value, vTi, will be greater than the exercise price for that warrant issue.

The Multiple-WVF can be seen as a summation series consisting of the following two cases: (i) prior warrants will be called and (ii) prior warrants will not be called. The probability that an issue is called is multiplied by the value of the warrant being valued given that the prior issue is exercised. This result is added to the probability that a prior issue is not called multiplied by the value given that the prior issue is not exercised. Because each warrant issue may have a different exercise price and time to maturity, this probability will be different for each issue, and the calculation must be done for every prior issue and set of circumstances.

1 On the Valuation of Warrants and Executive Stock Options: Pricing Formulae for Firms with Multiple Warrant/Executive Options, Theofanis Darsinos and Stephen E. Satchell, April, 2002.

The calculated exercise of Orion’s various outstanding warrants and options is presented below:

Exercise	Number of	Maturity	Option Value
Price	Shares(2)	(Years)	(Per Share)	Total Value

0.01	1,446,629	2.30	$0.19	$268,778
0.18	2,500,000	9.28	0.09	221,805
0.18	442,152	4.50	0.06	26,611
0.22	400,000	9.59	0.07	29,451
0.27	20,000	9.52	0.06	1,130
0.47	100,000	8.72	0.02	1,709
0.84	957,000	7.81	0.00	1,632
2.80	100,000	2.30	—	—
3.20	567,689	5.22	—	—
3.50	138,876	0.22	—	—
4.50	8,000	0.43	—	—
19.00	19,167	4.11	—	—
			—	—
	6,699,513			$551,117

Miscellaneous

In connection with Adams Capital’s services as the financial advisor to the Special Committee, we agreed to pay Adams Capital an aggregate fee of $42,500, $21,250 of which became payable upon the execution of the engagement agreement with Adams Capital and $21,250 of which became payable upon the delivery of Adams Capital’s opinion (which payment was not contingent upon the outcome of the opinion). We have also agreed to reimburse Adams Capital for its reasonable expenses and to indemnify Adams Capital against liabilities, including certain liabilities under the federal securities laws, arising out of its engagement.

Adams Capital has not in the past provided business valuation services to us but may have provided and may currently be providing valuation services or advisory services to one or more of our equity holders, or to one or more of our affiliates, for which Adams Capital has received and/or may receive customary fees.

Adams Capital is an independent, third party valuation firm. Adams Capital’s principal business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for fairness opinions, mergers and acquisitions, divestitures, gift and estate taxes, employee stock ownership plans, corporate and partnership recapitalizations, and dissolutions. Adams Capital acts as financial advisor to the Special Committee with respect to this Transaction. As specified in its engagement agreement with us, Adams Capital’s compensation is not contingent on its findings and it has no other financial, advisory or other relationships with the Board of Directors, its officers or investors in Orion.

CERTAIN EFFECTS OF THE TRANSACTION

The Transaction will have various effects on us, the affiliated stockholders (consisting of our officers, directors and their affiliates), and the unaffiliated stockholders, which are described in the applicable sections below:

Effects on Orion

If approved at the Special Meeting and subsequently implemented, the Transaction will have various effects on us, including the following:

•	REDUCTION IN THE NUMBER OF STOCKHOLDERS AND THE NUMBER OF OUTSTANDING SHARES. We believe that the Transaction will reduce the number of holders of record of our Class A Common Stock from approximately 311 to approximately 137. In calculating this number, we assume that, in addition to the approximately 364,900 shares of our Class A Common Stock held by holders of record with fewer than 2,500 shares in their account, beneficial owners of approximately 788,641 additional shares also will receive cash for their shares in the Transaction. Accordingly the number of outstanding shares of Class A Common Stock will decrease from 105,504,032 shares, as of September 18, 2007, to approximately 104,350,491 shares.

•	DECREASE IN BOOK VALUE PER SHARE. As a result of the approximately 1,153,541 pre-split shares of Class A Common Stock expected to be cashed-out at $0.23 per share for a total cost (including expenses on an after tax basis) of $440,314:

•	our aggregate stockholders’ equity as of June 30, 2007, will be reduced from approximately $8,906,468 on a historical basis to approximately $8,466,154 on a pro forma basis; and

•	the book value per share of Class A Common Stock as of June 30, 2007, will be reduced from $0.084 per share on a historical basis to approximately $0.081 per share on a pro forma basis.

•	TERMINATION OF EXCHANGE ACT REGISTRATION. Our Class A Common Stock is currently registered under the Exchange Act. We plan to file a Form 15 with the SEC following the Transaction to terminate this registration if our Class A Common Stock is no longer held by 300 or more stockholders of record. Termination of registration of our Class A Common Stock under the Exchange Act would substantially reduce the information we are required to furnish to our stockholders and to the SEC. It would also make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, Section 16(a) reporting for officers, directors, and 10% stockholders, proxy statement disclosure in connection with stockholder meetings, and the related requirement of an annual report to stockholders, no longer applicable. We intend to apply for such termination as soon as practicable following the Transaction. However, we currently intend to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com.

•	EFFECT ON MARKET FOR CLASS A COMMON STOCK. Our Class A Common Stock is currently listed on the AMEX. We expect that after the Transaction, our Class A Common Stock will be delisted from the AMEX. This delisting could further reduce the liquidity of the Class A Common Stock. Any trading in our Class A Common Stock after the Transaction and the subsequent deregistration of our Class A Common Stock will only occur in the over-the-counter market or in privately negotiated sales, and the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.”

•	FINANCIAL EFFECTS OF THE TRANSACTION. We expect that we will use approximately $440,314 of cash to complete the Transaction, including transaction costs, and that this use of cash will not have a material adverse effect on our liquidity, results of operation, or cash flow. Because we do not know the exact amount of shares that will be cashed-out, we can only estimate the total amount to be paid to stockholders in the Transaction. See also the section titled, “Special Factors — Source of Funds and Financing of the Transaction.” We also expect that we will save approximately $900,000 per year in compliance costs of being a public company.

Effects on Affiliated Stockholders

The Transaction will have various effects on stockholders who are our affiliates, as described below. As used in this proxy statement, the term “affiliated stockholder” means any stockholder who is our director or executive officer, or who owns 10% or more of our outstanding Class A Common and Class D Common Stock, voting as a single class, and the term “unaffiliated stockholder” means any stockholder other than an affiliated stockholder. All affiliated stockholders except David Crane, a director, will retain beneficial ownership of all shares of our Class A Common Stock held by them prior to the Transaction. Mr. Crane holds 2,272 shares of Class A Common Stock, in two separate accounts. As a result, he will be treated the same as all other holders of less than 2,500 shares of our Class A Common Stock and will receive cash consideration from us in the amount of $0.23 per share for each share held by him, in lieu of fractional shares, upon consummation of the Transaction.

•	AFFILIATED STOCKHOLDERS. Potential effects on affiliated stockholders who remain as stockholders after the Transaction include:

•	Decreased Access to Information. If the Transaction is effected, we intend to terminate the registration of our Class A Common Stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com. Further, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act.

•	Decreased Liquidity. The liquidity of the shares of Class A Common Stock held by our stockholders may be further reduced by the Transaction due to the expected termination of the registration of our Class A Common Stock under the Exchange Act and the delisting of our Class A Common Stock from the AMEX. Any trading in our Class A Common Stock after the Transaction will only occur in the over-the-counter markets and in privately negotiated sales, and the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.” There can be no assurance of any market for our stock after the Transaction.

•	Decreased Book Value Per Share. The book value per share of Class A Common Stock as of June 30, 2007, will be decreased from $0.084 per share on a historical basis to approximately $0.081 per share on a pro forma basis.

Effects on Unaffiliated Stockholders

The Transaction will have various effects on stockholders who are not our affiliates, as described below. The effects of the Transaction to an unaffiliated stockholder will vary based on whether or not the unaffiliated stockholder’s shares will be cashed-out in the Transaction.

•	CASHED-OUT UNAFFILIATED STOCKHOLDERS. Unaffiliated stockholders owning fewer than 2,500 shares of our Class A Common Stock immediately prior to the effective time of the Transaction will:

•	receive $0.23 in cash, without interest, per share;

•	no longer have any equity interest in us and, therefore, will not participate in our future potential earnings or growth, if any; and

•	be required to pay federal and, if applicable, state and local income taxes on the cash amount received in the Transaction or recognize loss for tax purposes depending upon the adjusted tax basis of their stock.

•	REMAINING UNAFFILIATED STOCKHOLDERS. Potential effects on our unaffiliated stockholders who remain as stockholders after the Transaction include:

•	Decreased Access to Information. If the Transaction is effected, we intend to terminate the registration of our Class A Common Stock under the Exchange Act. As a result, we will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act, although we currently intend to continue to provide reports as to our financial condition and results of operation which we expect may be accessed at www.pinksheets.com. Further, executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including, without limitation, the reporting and short-swing profit provisions of Section 16 of the Exchange Act.

•	Decreased Liquidity. The liquidity of the shares of Class A Common Stock held by stockholders may be further reduced by the Transaction due to the expected termination of the registration of our Class A Common Stock under the Exchange Act and the delisting of our Class A Common Stock from the AMEX. Any trading in our Class A Common Stock after the Transaction will only occur in the over-the-counter markets and in privately negotiated sales, and the trading price of shares of our Class A Common Stock will likely only be quoted in the “pink sheets.” There can be no assurance of any market for our stock after the Transaction.

•	Decreased Book Value Per Share. The book value per share of Class A Common Stock as of June 30, 2007, will be decreased from $0.084 per share on a historical basis to approximately $0.081 per share on a pro forma basis.

CONDUCT OF OUR BUSINESS AFTER THE TRANSACTION

Our executive officers and Board of Directors will remain the same immediately following the Transaction. We expect to conduct our business and operations after the effective date of the Transaction in substantially the same manner as it is currently being conducted and, except as described in this proxy statement with respect to: (1) the use of funds to finance the Transaction and related costs and (2) our plans to deregister our Class A Common Stock under the 1934 Act and delist it from the AMEX, the Transaction is not anticipated to have a material effect upon the conduct of our business.

Neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; a sale or transfer of any material amount of our assets; a change in our Board of Directors or management; a material change in our indebtedness or capitalization (except as described in this proxy statement); or any other material change in our corporate structure or business. However, we may engage in such a transaction in the future to the extent that management and the Board of Directors determines it to be in our best interest and the best interest of our stockholders.

CONDITIONS TO THE COMPLETION OF THE TRANSACTION

The Transaction will not be effected unless and until our stockholders approve the Transaction and the Special Committee determines that:

•	we have available funds necessary to pay for the fractional shares and costs resulting from the Transaction;

•	we have sufficient cash reserves to continue to operate our business;

•	no event has occurred or is likely to arise that might have a materially adverse effect on us; and

•	the Transaction will reduce the number of holders of record of shares of our Class A Common Stock below 300.

In addition, we may decide to abandon the Transaction (even after stockholder approval) at any time prior to its consummation if we believe that such action would be in the best interests of us and our stockholders. Assuming that these conditions are satisfied, we, as promptly as reasonably practicable, will file a Fourth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and thereby effect the stock split. If we do not effect the Transaction, we will continue with our Class A Common Stock registered under the Exchange Act, and we anticipate that the Class A Common Stock will continue to be traded on the AMEX.

SOURCE OF FUNDS AND FINANCING OF THE TRANSACTION

Based on estimates of ownership of shares of Class A Common Stock, the number of shares outstanding and other information as of September 18, 2007, and assuming that, as a result of the Transaction, 1,153,541 fractional shares are cashed out, we estimate that the total funds required to consummate the Transaction will be approximately $440,314, of which $265,314 will be used to pay the consideration to stockholders entitled to receive cash for their shares, and $175,000 will be used to pay the costs of the Transaction, as follows:

Legal fees	$50,000
Accounting fees	$20,000
Transfer agent fees	$10,000
Proxy-related fees	$20,000
Fairness opinion	$45,000
Special committee board fees	$15,000
Bank financing costs	$15,000

Total	$175,000

On December 1, 2006, we issued senior unsecured subordinated promissory notes due 2011 in the aggregate original principal amount of $3,350,000, bearing interest at an aggregate rate of 14% per annum, to Phoenix, pursuant to arm’s-length negotiations. The consideration to stockholders and the costs of the Transaction will be paid from the proceeds of our issuance of additional senior unsecured subordinated promissory notes due 2011 in the aggregate original principal amount of $1,000,000, bearing interest at an aggregate rate of 14% per annum, to Brantley IV, Phoenix and Terrence L. Bauer. These notes will be on the same terms as the senior unsecured subordinated promissory notes issued to Phoenix on December 1, 2006. The closing of this financing transaction is conditioned on no material adverse change to us since June 30, 2007 and the consummation of the Transaction. We plan to use the remaining amount from these notes for our general working capital purposes. We have no alternative financing source currently available to us if this financing transaction does not close.

ANTICIPATED ACCOUNTING TREATMENT

We anticipate that we will account for the purchase of our outstanding Class A Common Stock in the Transaction from stockholders as cancelled stock.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Summarized below are certain material federal income tax consequences to us and our stockholders resulting from the Transaction. This summary is based on existing federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. Many types of stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules including, but not limited to, stockholders who received our Class A Common Stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign or other tax considerations.

This summary assumes that you are one of the following:

•	a citizen or resident of the United States;

•	a corporation or an entity taxable as a corporation created or organized under U.S. law (federal or state);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources;

•	a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or

•	any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis.

This summary also assumes that you have held and will continue to hold your shares as capital assets.

NO RULING FROM THE INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS IN CONNECTION WITH THE TRANSACTION. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES, IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

The Transaction

We believe that the Transaction will be treated as a tax-free “recapitalization” for federal income tax purposes and should not result in any material federal income tax consequences to us.

Federal Income Tax Consequences to Stockholders Who Are Not Cashed-out in the Transaction

If you continue to hold shares of our Class A Common Stock immediately after the Transaction, and you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and will have the same adjusted tax basis and holding period in the shares of our Class A Common Stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Stockholders Who are Cashed-out in the Transaction

If you receive cash as a result of the Transaction and do not own, and are not deemed to constructively own shares of our Class A Common Stock immediately after the Transaction, you will recognize capital gain or loss as a result of the Transaction. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your adjusted tax basis in such stock.

If you receive cash as a result of the Transaction and own, or are deemed to constructively own, our Class A Common Stock immediately after the Transaction, you should consult your own tax advisor on the consequences of the Transaction to you.

Capital Gain and Loss

For individuals, capital gain recognized on the sale of capital assets that have been held for more than 12 months (to the extent they exceed capital losses) generally will be subject to tax at a federal income tax rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, the capital losses of individuals may only be deducted to the extent of the individual’s capital gains plus $3,000 each year. Any capital loss of an individual which is not deductible by reason of the foregoing limitation may be carried forward to subsequent years. In the case of corporations, capital losses may only be deducted to the extent of capital gains.

Any capital loss of a corporation which is not deductible by reason of the foregoing limitation may generally be carried back three years and carried forward five years.

Backup Withholding

Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the Transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the Class A Common Stock certificates are surrendered following the effective time of the Transaction. Failure to provide such information may result in backup withholding.

The discussion in this “U.S. Federal Income Tax Consequences” section is general in nature and is not intended to be a tax opinion or tax advice. The foregoing discussion was written exclusively in connection with the Transaction. Specific tax consequences may vary widely depending on a particular stockholder’s individual circumstances. The foregoing discussion may not be relied upon for the purpose of avoiding penalties that may be asserted by the Internal Revenue Service against any stockholder. Every stockholder is urged to consult, and must depend on, their own tax advisors concerning the tax consequences of the Transaction in connection with their own tax situation and potential and proposed changes in applicable law, including the application of state and local, foreign and other tax considerations.

REGULATORY APPROVALS

We are not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of the state of Delaware.

NO APPRAISAL OR DISSENTERS’ RIGHTS; ESCHEAT LAWS

Stockholders do not have appraisal or dissenters’ rights under Delaware state law or our certificate of incorporation or bylaws in connection with the Transaction.

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to us, or who do not return their common stock certificate(s) and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date of the Transaction in which to claim the cash payment payable to them. Following the expiration of that period, the escheat laws of states of residence of stockholders, as shown by our records, generally provide for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments, without interest, would be turned over to our state of incorporation, the state of Delaware, in accordance with its escheat laws.

ADJOURNMENT OF MEETING

Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our Class A Common and Class D Common stock voting as a single class, represented in person or represented by proxy at the Special Meeting, whether or not a quorum exists.

RESERVATION OF RIGHTS

We have retained the absolute authority to reject (and not implement) the Transaction (even after approval thereof by our stockholders) if we subsequently determine that the Transaction is not then in our best interest and the best interest of our stockholders.

THE PROPOSED AMENDMENT

The following is a description of the material terms and effects of the Transaction. A copy of the proposed Fourth Amended and Restated Certificate of Incorporation effecting both the reverse split and the forward split following immediately thereafter is attached as Appendix A to this proxy statement. This discussion does not include all of the information that may be important to you. You should read the proposed Fourth Amended and Restated Certificate of Incorporation and this proxy statement and related appendices before deciding how to vote at the Special Meeting.

THE STRUCTURE OF THE TRANSACTION

The Transaction includes both a reverse stock split and a forward stock split of the Class A Common Stock. If the Transaction is approved by stockholders and implemented by the Board of Directors, the reverse and forward splits are expected to occur promptly after the approval, on or about          , 2007 (the “effective time”).

Upon consummation of the reverse split, each registered stockholder at the effective time will receive one share of Class A Common Stock for each 2,500 shares of Class A Common Stock held in his or her account at that time. If a registered stockholder holds 2,500 or more shares of Class A Common Stock in his or her account, any fractional shares in such account will not be cashed-out after the reverse stock split, and as a result of the forward stock split, the total number of shares held by such holder will not change as a result of the Transaction. Any registered stockholder who holds fewer than 2,500 shares of Class A Common Stock in his or her account at the effective time will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described under the section entitled, “The Proposed Amendment — Conversion of Shares in the Transaction” beginning on page 42.

We intend to treat stockholders holding shares of Class A Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Transaction for their beneficial holders. Nominees may have different procedures, however, and stockholders holding shares in “street name” should contact their nominees.

CONVERSION OF SHARES IN THE TRANSACTION

At the effective time of the Transaction:

•	stockholders holding fewer than 2,500 shares of our Class A Common Stock immediately prior to the effective time, whether record shares (as defined below) or street shares (as defined below), will receive cash equal to $0.23 per share, without interest, and such shares will be cancelled; and

•	all of our outstanding shares of Class A Common Stock other than those described above will remain outstanding with all rights, privileges, and powers existing immediately before the Transaction.

As used above:

•	the term “record shares” means shares of our Class A Common Stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on our books; and

•	the term “street shares” means shares of our Class A Common Stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof.

We (along with any other person or entity to which we may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to our right and power to so delegate or assign such authority) to:

•	make such inquiries, whether of any stockholder(s) or otherwise, as we may deem appropriate for purposes of effecting the Transaction; and

•	resolve and determine, in our sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any holder immediately prior to the effective time. All such determinations by us shall be final and binding on all parties, and no person or entity shall have any recourse against us or any other person or entity with respect thereto.

For purposes of effecting the Transaction, we may, in our sole discretion, but without any obligation to do so:

•	presume that any of our shares of Class A Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

•	aggregate the shares held (whether of record or beneficially) by any person or persons that we determine to constitute a single holder for purposes of determining the number of shares held by such holder.

Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be “held of record” by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:

•	In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

•	Securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person.

•	Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate, or account shall be included as held of record by one person.

•	Securities held by two or more persons as co-owners shall be included as held by one person.

•	Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

EXCHANGE OF CERTIFICATES

Promptly after the Transaction, we will mail to each holder who appears to have owned fewer than 2,500 shares of our Class A Common Stock immediately prior to the effective time of the Transaction, based on information available to us, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon receipt of the certificates by us) and instructions to effect the surrender of the certificates in exchange for a cash payment, if any, payable with respect to such certificates. Upon surrender of a certificate for cancellation to us, together with such letter of transmittal, duly completed and executed and containing the certification that the holder of the certificate holds fewer than 2,500 shares of our Class A Common Stock, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled.

All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by stockholders in connection with the Transaction. We will not pay any interest on any cash amounts payable to our stockholders as a result of the Transaction.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM US. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE STOCK SPLITS ARE EFFECTUATED.

TIME OF CLOSING

If the Transaction is approved by our stockholders, the Fourth Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of Delaware as soon as practicable following the Special Meeting. Each of the reverse split and the forward split will become effective on the date and at the time specified in the Fourth Amended and Restated Certificate of Incorporation.

FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary of historical consolidated financial data was derived from our audited consolidated financial statements as of and for each of the fiscal years ended December 31, 2006 and 2005, and from unaudited interim consolidated financial statements as of and for the six months ended June 30, 2007. The statement of earnings data for the six months ended June 30, 2007 is not necessarily indicative of results to be expected for the full fiscal year. This financial information is only a summary and should be read in conjunction with our consolidated financial statements and other financial information, including the notes thereto, contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, which information is incorporated by reference in this proxy statement. See “Where You Can Find More Information” and “Documents Incorporated by Reference,” both beginning on page

SUMMARY FINANCIAL BALANCE SHEET

	As of	As of	As of
	6/30/07	12/31/06	12/31/05
	(Unaudited)

Current assets
Cash and cash equivalents	$276,733	$643,632	$298,807
Accounts receivable, net	3,508,244	3,575,375	2,798,304
Inventory	250,947	277,799	206,342
Prepaid expenses and other current assets	576,763	406,790	715,671
Assets held for sale	—	502,147	975,839

Total current assets	4,612,687	5,405,743	4,994,963

Property and equipment, net	616,868	711,012	741,966

Other long-term assets
Intangible assets, excluding goodwill, net	13,282,266	14,343,429	13,797,714
Goodwill	7,815,303	7,815,303	2,490,695
Other assets, net	2,642,982	1,907,710	92,432

Total other long-term assets	23,740,551	24,066,442	16,380,841

Total assets	$28,970,106	$30,183,197	$22,117,770

Current liabilities
Accounts payable and accrued expenses	$6,218,564	$6,937,935	$6,738,278
Other current liabilities	—	—	25,000
Current portion of capital lease obligations	89,279	103,004	92,334
Current portion of long-term debt	2,273,907	1,744,368	2,768,366
Current portion of long-term debt held by related parties	850,000	325,000	1,463,308
Liabilities held for sale	—	158,714	452,027

Total current liabilities	9,431,750	9,269,021	11,539,313

Long-term liabilities
Capital lease obligations, net of current portion	88,799	155,034	213,599
Long-term debt, net of current portion	6,573,751	6,833,750	2,871,593
Long-term debt, net of current portion, held by related parties	3,969,338	4,541,603	1,000,000
Minority interest in partnership	—	—	35,000

Total long-term liabilities	10,631,888	11,530,387	4,120,193

Commitments and contingencies	—	—	—
Stockholders’ equity
Common stock, Class A, par value $0.001	105,504	105,375	12,428
Common stock, Class B, par value $0.001	—	—	10,448
Common stock, Class C, par value $0.001	—	—	1,438
Common Stock, Class D, par value $0.001	24,659	24,659	—
Additional paid-in capital	64,068,307	63,876,039	56,928,016
Accumulated deficit	(55,253,684)	(54,583,966)	(50,455,748)
Treasury stock — at cost; 9,140 shares	(38,318)	(38,318)	(38,318)

Total stockholders’ equity	8,906,468	9,383,789	6,458,264

Total liabilities and stockholders’ equity	$28,970,106	$30,183,197	$22,117,770

Book value per share — Class A Common Stock	$0.084	$0.089	$0.520

SUMMARY FINANCIAL STATEMENT OF EARNINGS

	Six Months Ended	Year Ended	Year Ended
	6/30/07	12/31/06	12/31/05
	(Unaudited)

Net operating revenues	$16,445,932	$23,401,424	$22,844,751
Operating expenses
Salaries and benefits	8,422,244	10,807,413	11,686,613
Physician group distribution	2,371,495	5,131,316	4,975,521
Facility rent and related costs	930,790	1,428,439	1,409,763
Depreciation and amortization	1,417,249	1,732,059	2,795,010
Professional and consulting fees	667,252	1,618,972	1,789,011
Insurance	272,541	462,276	688,682
Provision for doubtful accounts	118,167	204,573	648,021
Other expenses	3,268,572	4,507,131	4,372,094

Total operating expenses	17,468,310	25,892,177	28,364,716

Loss from continuing operations before other income (expenses)	(1,022,378)	(2,490,753)	(5,519,965)

Other income (expenses)
Interest expense	(685,064)	(558,565)	(336,213)
Gain on forgiveness of debt	—	1,006,164	—
Other expense, net	(11,999)	(20,604)	(18,830)

Total other income (expenses), net	(697,063)	426,995	(355,044)

Minority interest earnings in partnership	—	—	(6,122)

Loss from continuing operations	(1,719,441)	(2,063,758)	(5,881,131)
Discontinued operations
Income (loss) from operations of discontinued components	1,049,725	(2,064,460)	(14,558,370)

Net loss	$(669,716)	$(4,128,218)	$(20,439,501)

Ratio of earnings to fixed charges	(1.51:1)	(2.41:1)	(16.49:1)
Dollar amount of deficiency	$(1,719,441)	$(2,063,758)	$(5,881,131)

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following unaudited pro forma consolidated balance sheet as of June 30, 2007, and the unaudited pro forma consolidated statements of earnings for the six months ended June 30, 2007 and for the fiscal year ended December 31, 2006, show the pro forma effect of the Transaction and related events as required by Rule 1102 of Regulation S-X. The historical figures for the fiscal year ended December 31, 2006, were derived from our audited consolidated financial statements that were included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006. The historical figures as of and for the period ended June 30, 2007 were derived from our unaudited consolidated financial statements that were included in our Quarterly Report on Form 10-QSB for the six months ended June 30, 2007.

The pro forma information below in this section giving effect to the Transaction is based on estimates of record ownership of shares of Class A Common Stock, the number of shares outstanding and other information as of June 30, 2007 and assumes that, as a result of the foregoing, 1,153,541 fractional shares are cancelled or cashed out at a price of $0.23 per share. Pro forma adjustments to the pro forma balance sheets are computed as if the Transaction had occurred at June 30, 2007, while the pro forma income statements are computed as if the Transaction had occurred at the beginning of the period. Management does not anticipate that the actual calculations of record ownership of shares of Class A Common Stock, the number of shares outstanding as of the record date or the anticipated closing of the Transaction will differ significantly from the estimates used in the following pro forma financial statements.

The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been if the Transaction had occurred on December 31, 2006 or June 30, 2007, or of our financial position or results of operations in the future.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2007

	(A)			(A) + (B)
	Orion
	HealthCorp, Inc.	(B)
	As Reported	Pro Forma		Pro Forma
	6/30/07	Adjustments		Combined
	(Unaudited)

Current assets
		(175,000	)(c)
		(265,314	)(b)
Cash and cash equivalents	$276,733	$1,000,000	(a)	$836,419
Accounts receivable, net	3,508,244			3,508,244
Inventory	250,947			250,947
Prepaid expenses and other current assets	576,763			576,763

Total current assets	4,612,687	559,686		5,172,373

Property and equipment, net	616,868			616,868

Other long-term assets
Intangible assets, excluding goodwill, net	13,282,266			13,282,266
Goodwill	7,815,303			7,815,303
Other assets, net	2,642,982			2,642,982

Total other long-term assets	23,740,551	—		23,740,552

Total assets	$28,970,106	$559,686		$29,529,792

Current liabilities
Accounts payable and accrued expenses	$6,218,564			$6,218,564
Current portion of capital lease obligations	89,279			89,279
Current portion of long-term debt	2,273,907			2,273,907
Current portion of long-term debt held by related parties	850,000			850,000

Total current liabilities	9,431,750	—		9,431,750

Long-term liabilities
Capital lease obligations, net of current portion	88,799			88,799
Long-term debt, net of current portion	6,573,751			6,573,751
Long-term debt, net of current portion, held by related parties	3,969,338	1,000,000	(a)	4,969,338

Total long-term liabilities	10,631,888	1,000,000		11,631,888

Commitments and contingencies	—	—		—
Stockholders’ equity
Common stock, Class A, par value $0.001; 300,000,000 shares authorized at June 30, 2007; 105,504,032 shares issued and outstanding at June 30, 2007	105,504	(1,154	)(b)	104,351
Common Stock, Class D, par value $0.001; 50,000,000 shares authorized at June 30, 2007; 24,658,955 shares issued and outstanding at June 30, 2007	24,659			24,659
Additional paid-in capital	64,068,307	(264,161	)(b)	63,804,146
Accumulated deficit	(55,253,684)	(175,000	)(c)	(55,428,684)
Treasury stock — at cost; 9,140 shares	(38,318)			(38,318)

Total stockholders’ equity	8,906,468	(440,314)		8,466,154

Total liabilities and stockholders’ equity	$28,970,106	$559,686		$29,529,792

Book value per share — Class A Common Stock	$0.084			$0.081

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET:

(a) To record the senior subordinated unsecured promissory notes issued by us to various investors.

Represents the execution of a note purchase agreement between us and each of Phoenix, Brantley IV and Terrence L. Bauer (the “Subordinated Investors”), under which the Subordinated Investors agree to purchase four-year 14% senior subordinated unsecured promissory notes from us in the aggregate amount of $1,000,000 at the closing of the Transaction. The purpose of the sale of the senior subordinated unsecured promissory notes by us and the intended use of proceeds shall be to finance the cash-out of shares of Class A Common Stock in connection with the Transaction (to be consummated contemporaneously or substantially contemporaneously with the Closing) and for working capital purposes and related closing costs.

The promissory notes will be issued as follows:
Phoenix	$700,000
Brantley IV	250,000
Terrence L. Bauer	50,000

Total	$1,000,000

(b) To record the retirement of fractional shares purchased in connection with the Transaction.

Assuming a record date of June 21, 2007, which is the date we used to analyze various reverse stock split scenarios, our Class A Common Stock was held as follows:

	No. of
	Stockholders	Shares Held

Registered stockholders	249	92,770,452
Shares held by brokers — Non-Objecting Beneficial Owners (“NOBOs”)	984	3,756,553
Shares held by brokers — Objecting Beneficial Owners (“OBOs”)	241	8,977,027

	1,474	105,504,032

Based on our knowledge of large stockholders not represented on the NOBO list, we can reasonably assume that the 241 OBO stockholder positions break out as follows:

	No. of
	Stockholders	Shares Held

Identified OBOs	3	8,188,386
Unidentified OBOs	238	788,641

	241	8,977,027

Since we do not have information about the distribution of the shares among the 238 OBO stockholders, we have determined that the most conservative position is to assume that we will have to purchase all shares held by unidentified OBOs in order to assure that the total number of our stockholders falls below 300 following the reverse stock split.

Based on the information detailed above, we analyzed a range of reverse stock split scenarios to determine the split ratio that would ensure that our total number of stockholders of record would fall below 300 following a reverse stock split, thus enabling us to “go private.” We determined that a reverse stock split of 1 for 2500 would result in the purchase and retirement of approximately 1,153,541 fractional shares, on a pre-reverse split basis, representing 1,213 stockholders of our Class A Common Stock, reducing our total beneficial owners to 261.

For the purposes of the Transaction, the cost to purchase and retire the fractional shares of Class A Common Stock would be calculated as follows as of June 30, 2007, assuming a pre-reverse split purchase price per share of $0.23:

June 30,
2007

Total estimated fractional shares of Class A Common Stock to be purchased by us	1,153,541
times Purchase price per share, pre-reverse split	$0.23

Total estimated cost to purchase fractional shares of Class A Common Stock	$265,314.43

The purchase and retirement of the fractional shares of Class A Common Stock would be recorded on our balance sheet as follows as of June 30, 2007:

June 30,
2007

Total estimated cost to purchase fractional shares of Class A Common Stock	$265,314.43
Less: Retirement of estimated fractional shares of Class A Common Stock 1,153,541 shares with a par value of $0.001 per share	1,153.54

Adjustment to additional paid-in capital	$264,160.89

The change in our capitalization as a result of the Transaction would be calculated as follows as of June 30, 2007:

June 30,
2007

Class A Common Stock outstanding prior to the Reverse Stock Split	105,504,032
Less: Purchase of estimated fractional shares of Class A Common Stock	(1,153,541)

Total number of shares of Class A Common Stock outstanding after the Reverse Stock Split and Forward Stock Split	104,350,491

(c) To record the estimated transaction costs associated with the Transaction

Estimated transaction costs associated with the Transaction:
Legal fees	$50,000
Accounting fees	20,000
Transfer agent fees	10,000
Proxy-related fees	20,000
Fairness opinion	45,000
Special committee board fees	15,000
Bank financing costs	15,000

Total	$175,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS
For the six months ended June 30, 2007

	(A)	(B)		(A) + (B)
	Orion
	HealthCorp, Inc.
	As Reported	Pro Forma		Pro Forma
	6/30/07	Adjustments		Combined
	(Unaudited)

Net operating revenues	$16,445,932			$16,445,932
Operating expenses
Salaries and benefits	8,422,244			8,422,244
Physician group distribution	2,371,495			2,371,495
Facility rent and related costs	930,790			930,790
Depreciation and amortization	1,417,249			1,417,249
Professional and consulting fees	667,252	115,000	(b)	782,252
Insurance	272,541			272,541
Provision for doubtful accounts	118,167			118,167
Other expenses	3,268,572	60,000	(b)	3,328,572

Total operating expenses	17,468,310	175,000		17,643,310

Loss from continuing operations before other income (expenses)	(1,022,378)	(175,000)		(1,197,378)

Other income (expenses)
Interest expense	(685,064)	(70,000	)(a)	(755,064)
Gain on forgiveness of debt	—			—
Other expense, net	(11,999)			(11,999)
Total other income (expenses), net	(697,063)	(70,000)		(767,063)

Loss from continuing operations	(1,719,441)	(245,000)		(1,964,441)
Discontinued operations
Income from operations of discontinued components	1,049,725			1,049,725

Net loss	$(669,716)	$(245,000)		$(914,716)

Ratio of earnings to fixed charges(d)	(1.51:1)			(1.60:1)
Dollar amount of deficiency(d)	$(1,719,441)			$(1,964,441)

Historical and pro forma primary and fully-diluted per share data:

	For the Six Months Ended June 30, 2007
	Historical
	Orion HealthCorp, Inc.	Pro Forma
	(Unaudited)

Net loss	$(669,716)	$(914,716)
Weighted average shares outstanding as of June 30, 2007	105,497,742	104,344,201 (c)
Dilutive stock options, warrants and
(i) restrictive stock units	6,683,361	6,683,361
(ii) Convertible notes payable	442,152	442,152
Weighted average shares outstanding for diluted net income per share	112,623,255	111,469,714
Net income per share — primary	$(0.01)	$(0.01)
Net income per share — diluted	$(0.01)	$(0.01)

(i)	Orion HealthCorp, Inc. had 6,683,361 stock options, warrants and restrictive stock units outstanding at June 30, 2007

(ii)	$50,000 of notes were convertible into 442,152 shares of Class A Common Stock based on a conversion price equal to 75% of the average closing price for the 20 trading days immediately prior to June 30, 2007

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS
For the twelve months ended December 31, 2006

	(A)	(B)		(A) + (B)
	Orion
	HealthCorp, Inc.
	As Reported	Pro Forma		Pro Forma
	12/31/06	Adjustments		Combined

Net operating revenues	$23,401,424			$23,401,424
Operating expenses
Salaries and benefits	10,807,413			10,807,413
Physician group distribution	5,131,316			5,131,316
Facility rent and related costs	1,428,439			1,428,439
Depreciation and amortization	1,732,059			1,732,059
Professional and consulting fees	1,618,972	115,000	(b)	1,733,972
Insurance	462,276			462,276
Provision for doubtful accounts	204,573			204,573
Other expenses	4,507,131	60,000	(b)	4,567,131

Total operating expenses	25,892,177	175,000		26,067,177

Loss from continuing operations before other income (expenses)	(2,490,753)	(175,000)		(2,665,753)

Other income (expenses)
Interest expense	(558,565)	(140,000	)(a)	(698,565)
Gain on forgiveness of debt	1,006,164			1,006,164
Other expense, net	(20,604)			(20,604)

Total other income (expenses), net	426,995	(140,000)		286,996

Loss from continuing operations	(2,063,758)	(315,000)		(2,378,757)
Discontinued operations
Loss from operations of discontinued components	(2,064,460)			(2,064,460)

Net loss	$(4,128,218)	$(315,000)		$(4,443,218)

Ratio of earnings to fixed charges(d)	(2.69:1)			(2.41:1)
Dollar amount of deficiency(d)	$(2,063,758)			$(2,378,757)

Historical and pro forma primary and fully-diluted per share data:

	For the Year Ended December 31, 2006
	Historical
	Orion HealthCorp, Inc.	Pro Forma

Net loss	$(4,128,218)	$(4,443,218)
Weighted average shares outstanding as of December 31, 2006	20,267,781	19,114,240 (c)
Dilutive stock options, warrants and restrictive stock
(i) units	6,408,976	6,408,976
(ii) Convertible notes payable	430,000	430,000
Weighted average shares outstanding for diluted net income per share	27,106,757	25,953,216
Net income per share — primary	$(0.20)	$(0.23)
Net income per share — diluted	$(0.15)	$(0.17)

(i)	Orion HealthCorp, Inc. had 6,408,976 stock options, warrants and restrictive stock units outstanding at December 31, 2006

(ii)	$50,000 of notes were convertible into 430,000 shares of Class A Common Stock based on a conversion price equal to 75% of the average closing price for the 20 trading days immediately prior to December 31, 2006

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS:

(a)	To record the interest expense associated with the senior subordinated unsecured promissory notes issued by us to various investors.

			YTD 6/30/07	Y/E 12/31/06

Phoenix	$700,000
Brantley IV	250,000
Terrence L. Bauer	50,000

Total	$1,000,000	14% per annum	$70,000	$140,000

(b)	To record the estimated transaction costs associated with the Transaction

	YTD 6/30/07	Y/E 12/31/06

Estimated transaction costs associated with the Transaction (as detailed in Balance Sheet note(c)):
Professional and consulting fees	$115,000	$115,000
Other expenses	60,000	60,000

Total	$175,000	$175,000

(c)	The weighted average shares on a pro forma basis were calculated as follows:

	YTD 6/30/07	Y/E 12/31/06

Weighted average shares of Class A Common Stock outstanding	105,497,742	20,267,781
Transaction:
Total estimated fractional shares of Class A Common Stock to be purchased by us	(1,153,541)	(1,153,541)

Pro forma weighted average shares of Class A Common Stock outstanding	104,344,201	19,114,240

(d)	To calculate the ratio of earnings to fixed charges

	YTD 6/30/07
	Actual	Pro Forma

Loss from continuing operations	$(1,719,441)	$(1,964,441)
Plus: fixed charges	685,064	755,064

	$(1,034,377)	$(1,209,377)
Divided by: fixed charges	685,064	755,064

Ratio of earnings to fixed charges	(1.51:1)	(1.6:1)

Dollar amount of deficiency (calculated as amount of earnings required to equal a ratio of 1:1)	$(1,719,441)	$(1,964,441)

	Y/E 12/31/06
	Actual	Pro Forma

Loss from continuing operations	$(2,063,758)	$(2,378,757)
Plus: fixed charges (defined as interest expense)	558,565	698,565

	$(1,505,193)	$(1,680,193)
Divided by: fixed charges	558,565	698,565

Ratio of earnings to fixed charges	(2.69:1)	(2.41:1)

Dollar amount of deficiency (calculated as amount of earnings required to equal a ratio of 1:1)	$(2,063,758)	$(2,378,757)

The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and in our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, which are incorporated by reference in this proxy statement.

OUR MANAGEMENT

Set forth below is information about our directors and executive officers.

Directors

Name	Age	Positions

Terrence L. Bauer	51	President and Chief Executive Officer
Paul H. Cascio	46	Director
David Crane	51	Director
Joseph M. Valley, Jr.	60	Director
Robert P. Pinkas	53	Director

Executives Officers Who Are Not Directors

Name	Age	Positions

Stephen H. Murdock	49	Chief Financial Officer
Dennis M. Cain	66	Chief Executive Officer of MBS
Tommy M. Smith	49	President and Chief Operating Officer of MBS
Marvin I. Retsky	66	President of Rand

Directors

Terrence L. Bauer
Director, President and Chief Executive Officer

Terrence L. Bauer has served as our Chief Executive Officer and our director since December 2004 and as our President since November 2005. Prior to joining us, Mr. Bauer served as President, Chief Executive Officer and director of IPS since co-founding IPS in 1996, and served as Chairman of the board of directors of IPS since 1999. Prior to co-founding IPS, Mr. Bauer was President and Chief Operating Officer of Allegiant Physician Services, a multi-specialty physician practice management company, from 1995 through mid-1996. Mr. Bauer’s tenure with Allegiant involved restructuring Allegiant. From 1991 until 1995, Mr. Bauer served as President and Chief Executive Officer of ATC Healthcare Services, Inc., a national healthcare staffing firm. Mr. Bauer arranged the successful sale of ATC in 1994 and supervised the transition of ATC into a new organizational structure in 1995. From 1987 through 1991, Mr. Bauer held various senior management positions at Critical Care America, a high technology, home infusion therapy company.

Paul H. Cascio
Director and Non-Executive Chairman of the Board

Paul H. Cascio has served as a director and the non-executive Chairman of the board of directors since December 2004. Mr. Cascio serves as a general partner of the general partner of Brantley Venture Partners III, L.P., Brantley Partners IV, L.P. and Brantley Partners V, L.P. Principals of Brantley Management Company, including Mr. Cascio, serves as investment adviser for Brantley Venture Partners, L.P., Brantley Venture Partners III, L.P., Brantley Partners IV, L.P. and Brantley Partners V, L.P. These Brantley entities are part of a private equity organization founded in 1987 with approximately $300 million of committed capital under management, which has been a lead investor in over 40 privately-held companies throughout the United States. Mr. Cascio has served in various capacities with these Brantley entities and their portfolio companies from 1996 to the present. Prior to joining Brantley in May 1996, Mr. Cascio was a Managing Director and head of the General Industrial Manufacturing and Services Group in the Corporate Finance Department at Dean Witter Reynolds Inc. Mr. Cascio has a wide range of investment banking experience, having completed public debt and equity, private debt and equity, mergers and acquisitions and fairness opinion assignments for a variety of industrial, consumer product and health care related companies.

David Crane
Director

David Crane has served as our director since December 2004. Since November, 2005 Mr. Crane has served as the President and Chief Executive Officer of NewHope Bariatrics, LLC, a start-up healthcare services company. In October 2003, Mr. Crane was appointed to the board of directors of Pediatric Services of America, Inc. (NASDAQ: PSAI), which provides a combination of pediatric home health care services through its network of branch offices. In 1989, Mr. Crane joined the original management team of MedCath Incorporated, a healthcare provider with approximately $550 million in annual revenues and served as its Chief Operating Officer until 1999 and as its President and Chief Executive Officer from 2000 until September 2003. Mr. Crane also served as a director of MedCath.

Robert P. Pinkas
Director

Robert P. Pinkas has served as our director since June 2007. Mr. Pinkas serves as the managing general partner of the general partner of Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P. and Brantley Partners IV, L.P. Principals of Brantley Management Company, including Mr. Pinkas, serve as investment advisers for Brantley Venture Partners, L.P., Brantley Venture Partners II, L.P., Brantley Venture Partners III, L.P., Brantley Partners IV, L.P. and Brantley Equity Partners, L.P. These Brantley entities are part of a private equity organization founded in 1987 with approximately $300 million of committed capital under management, which has been a lead investor in over 40 privately held companies throughout the U.S. Mr. Pinkas is the founding partner of Brantley Partners. Previously, he led a venture development and investment firm and was the founding director/investor in many high growth businesses in both technology and service industries. Mr. Pinkas has also worked at McKinsey & Co. as a turnaround consultant and strategist for industrial firms and as an attorney at Simpson Thacher & Bartlett, a Wall Street law firm with an emphasis on corporate finance. Mr. Pinkas has served on the Board of Directors on numerous private and public companies including Pediatric Services of America (NASDAQ: PSAI). Mr. Pinkas holds A.B. and A.M. degrees from Harvard University and a J.D. from the University of Pennsylvania.

Joseph M. Valley, Jr.
Director

Joseph M. Valley, Jr. has served as our director since December 2004. From December 1999 until December 2004, Mr. Valley was a director of IPS. Mr. Valley currently serves as Chairman and Chief Executive Officer of NCT, Inc., a networking connectivity services provider, and as a director for Agnes.com in Bridgewater, New Jersey. Mr. Valley formerly served as Chief Executive Officer of Seranin Software Corporation, a privately held company based in Dallas, Texas from 2002 to December 2004. Prior to Seranin Software, Mr. Valley served as President and Chief Operations Officer from 2001 to 2002 for QueryObject Systems Corporation, a global business intelligence software company providing analytical infrastructure solutions traded on the AMEX. From 1998 until 2001, Mr. Valley served as Chief Executive Officer and President of MIS USA. While at MIS USA, Mr. Valley was responsible for gaining global recognition and introducing the first solution for collaborative analytical processing.

Executive Officers Who Do Not Serve as Directors

Stephen H. Murdock
Chief Financial Officer and Corporate Secretary

Stephen H. Murdock, C.P.A. has served as our Chief Financial Officer and Corporate Secretary since December 2004. Prior to joining us, Mr. Murdock served as Chief Financial Officer and Treasurer of IPS since July 2002. Mr. Murdock has over 20 years of healthcare finance and accounting experience. Prior to joining IPS, Mr. Murdock served as Chief Financial Officer and Senior Vice President of Administration for SmartMail, LLC, a venture capital backed shipping and transportation company. Prior to SmartMail, he was Chief Financial Officer for Nations Healthcare, Inc. Previously, Mr. Murdock was Chief Financial Officer and Vice President of

Administration for Visiting Nurse Health System, Inc. and Senior Audit Manager, Audit Manager and Staff Auditor for KPMG. Mr. Murdock is a certified public accountant.

Dennis M. Cain
Chief Executive Officer of MBS

Dennis M. Cain has served as Chief Executive Officer of MBS since its acquisition in December 2004. Mr. Cain was founder and President of Dennis Cain Physician Solutions, LTD from 1983 through the time of its merger with MBS in December 2004. Mr. Cain has over 30 years of direct billing and account receivable management service for hospital-based physicians, specifically in the practice areas of anesthesia, pathology and radiology, primarily in the Houston and South Texas region.

Tommy M. Smith
President and Chief Operating Officer of MBS

Tommy M. Smith has served as President and Chief Operating Officer of MBS since its acquisition in December 2004. Mr. Smith co-founded MBS in 1985, and served as President and CEO of MBS from July 1989 through our acquisition of MBS in December 2004. Mr. Smith has over 25 years of billing and healthcare accounts receivable management experience. Prior to 1985, Mr. Smith held various management positions at Computer Concepts, Inc., a computer service and medical billing firm. Mr. Smith has been a Charter Member of the Healthcare Billing and Management Association since 1993, where he attained the Certified Healthcare Billing Management Executive certification.

Marvin R. Retsky
President of Rand

Marvin R. Retsky has served as President of Rand since its acquisition in December 2006. Dr. Retsky founded Rand in 1985, and served as President of Rand from July 1989 through the our acquisition of Rand in December 2006. Dr. Retsky has over 21 years of billing and healthcare accounts receivable management experience.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to Common Stock beneficially owned as of September 18, 2007, by (i) each person known to us to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) each of the members or nominees of the board of directors, (iii) each of our executive officers named in the summary compensation table below, and (iv) all directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed beneficially owned by a person if the person has the right to acquire shares (for example, upon the exercise of an option or warrant) within sixty days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. The information in the table is based on information provided to us by the person or group, including filings made by such person with the SEC. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of Common Stock at the record date.

	Class A Common Stock			Class D Common Stock
	Beneficially Owned			Beneficially Owned
	Number of		Percentage	Number of		Percentage
	Class A		of	Class D		of
Name of Beneficial Owner	Shares(1)		Class(1)	Shares(2)		Class(2)

Robert P. Pinkas(3)	75,416,922	(4)	54.9%	8,749,952	(5)	35.5%
Pinkas Family Partners, L.P.(3)	75,416,922	(6)	54.9%	8,749,952	(7)	35.5%
Brantley Venture Partners III, L.P.(3)	2,439,547		1.8%	—		—
Brantley Venture Management III, L.P.(3)	2,439,547	(8)	1.8%	—		—
Brantley Partners IV, L.P.(3)	71,326,093	(9)	52.0%	8,749,952		35.5%
Brantley Venture Management IV, L.P.(3)	71,326,093	(10)	52.0%	8,749,952	(11)	35.5%
Phoenix Life Insurance Company(12)	17,330,632	(12)	12.6	15,909,003		64.5%
Terrence L. Bauer(13)	163,461		*	—		—
Paul H. Cascio(3)	75,399,922	(3)	54.9%	8,749,952	(3)	35.5%
David Crane(14)	22,272	(14)	*	—		—
Michael J. Finn(3)	75,416,922	(3)(15)	54.9%	8,749,952	(3)	35.5%
Joseph M. Valley, Jr.(16)	30,000		*	—		—
D/V Cain Family, L.P.(17)	10,578,944		7.7%	—		—
Dennis M. Cain(17)	10,578,944	(17)	7.7%	—		—
Tommy M. Smith(18)	8,558,363		6.2%	—		—
Marvin R. Retsky(19)	3,314,917		2.4%	—		—
Stephen H. Murdock(20)	100,000		*	—		—
All directors and executive officers as a group (10 persons)	98,201,879	(21)	71.5%	8,749,952		35.5%

*	Indicates beneficial ownership of less than 1%.

(1)	For purposes of calculating the number of shares of Class A Common Stock and the percentage beneficially owned, the number of shares of Class A Common Stock for each person or group deemed outstanding includes: (i) 105,499,487 shares of Class A Common Stock outstanding as of September 18, 2007, (ii) any shares of Class A Common Stock issuable by us pursuant to options and warrants held by the respective person or group which may be exercised within 60 days following September 18, 2007 (“Presently Exercisable Options”), (iii) any shares of Class A Common Stock issuable by us upon conversion of our convertible debt as of September 18, 2007; and (iv) shares of Class A Common Stock issuable by us upon conversion of shares of Class D Common Stock. The shares of Class D Common Stock are convertible at the option of the holder into shares of Class A Common Stock at a rate of one-to-one.

(2)	For purposes of calculating the number of shares of Class D Common Stock and the percentage beneficially owned, the number of shares of Class D Common Stock outstanding as of September 18, 2007 was 24,658,955.

(3)	The business address of Robert P. Pinkas (“Mr. Pinkas”), Pinkas Family Partners, L.P. (“Pinkas Partners”), Brantley Venture Partners III, L.P. (“Brantley III”), Brantley Venture Management III, L.P. (“Brantley Management III”), Brantley IV, Brantley Venture Management IV, L.P. (“Brantley Management IV”), Michael J. Finn and Paul H. Cascio, is 3201 Enterprise Parkway, Suite 350, Beachwood, OH 44122. Messrs. Cascio and Finn serve as general partners of Brantley Management III, which is a general partner of Brantley III, and Brantley Management IV, which is a general partner of Brantley IV and limited partners of each of Brantley III and Brantley IV, respectively. The shares consist of (a) 2,439,547 shares of Class A Common Stock owned by Brantley III; (b) 62,555,686 shares of Class A Common Stock owned by Brantley IV; (c) 1,634,282 shares of Class A Common Stock owned by Brantley Equity Partners, L.P. (“BEP”); (d) 8,749,952 shares of Class D Common Stock and issuable upon conversion of 8,749,952 shares of Class D Common Stock owned by Brantley IV; and (e) 20,455 shares of Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock owned by Brantley IV. Messrs. Cascio and Finn may be deemed beneficial owners of these shares because of their relationship with Brantley Management III, Brantley III and Brantley IV. Messrs. Cascio and Finn disclaim beneficial ownership of such shares except to the extent of their pecuniary interests therein. Pursuant to a Stockholders Agreement, dated as of December 15, 2004 (the “Stockholders Agreement”), as amended from time to time, each of Brantley III, Brantley IV and Brantley Capital Corporation (“Brantley Capital”) have agreed to cast all votes necessary to elect as members of our board of directors one director as shall have been nominated by each of Brantley III, Brantley IV and Brantley Capital. Brantley III and Brantley IV disclaim that they are part of a “group” by virtue of the Stockholders Agreement for purposes of Section 13(d)(3) of the Exchange Act, and each disclaims beneficial ownership of all of our securities held by any other party to the Stockholders Agreement.

(4)	Mr. Pinkas is a member of our Board of Directors. The shares consist of (a) 2,439,547 shares of Class A Common Stock owned by Brantley III; (b) 62,555,686 shares of Class A Common Stock owned by Brantley IV; (c) 1,634,282 shares of Class A Common Stock owned by Brantley Equity Partners, L.P. (“BEP”); (d) 8,749,952 shares of Class A Common Stock issuable upon conversion of 8,749,952 shares of Class D Common Stock owned by Brantley IV; (e) 20,455 shares of Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock owned by Brantley IV; and (f) 17,000 shares of Class A Common Stock issuable upon exercise of options to purchase Class A Common Stock owned by Mr. Pinkas. Mr. Pinkas is the sole general partner of Pinkas Partners. Pinkas Partners is a general partner of, and holds a majority of the general partnership interests of, Brantley Management III, which is the sole general partner of Brantley III; and is a general partner of and holds a majority of the general partnership interests of Brantley Management IV, which is the sole general partner of Brantley IV. Due to Mr. Pinkas’ relationships with Brantley III and Brantley IV, he may be deemed to share voting and dispositive power with respect to the shares held by Brantley III and Brantley IV. Mr. Pinkas disclaims beneficial ownership of any shares except to the extent of a pecuniary interest therein.

(5)	The shares are the 8,749,952 shares of Class D Common Stock owned by Brantley IV. See footnote (4) above for an explanation of Mr. Pinkas’ relationship to Brantley IV. Mr. Pinkas disclaims beneficial ownership of any shares except to the extent of a pecuniary interest therein.

(6)	The shares consist of (a) 2,321,649 shares of Class A Common Stock owned by Brantley III; (b) 62,437,789 shares of Class A Common Stock owned by Brantley IV; (c) 8,749,952 shares of Class A Common Stock issuable upon conversion of 8,749,952 shares of Class D Common Stock owned by Brantley IV; (d) 20,455 shares of Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock owned by Brantley IV; and (e) 17,000 shares of Class A Common Stock issuable upon exercise of options to purchase Class A Common Stock owned by Mr. Pinkas. See footnote (4) above for an explanation of Pinkas Partners’ relationship to these entities. As a result of these relationships, Pinkas Partners may be deemed to share voting and dispositive power of, and therefore beneficially own, the shares held by Brantley III and Brantley IV. Pinkas Partners disclaims beneficial ownership of any shares except to the extent of its pecuniary interest therein.

(7)	The shares are the 8,749,952 shares of Class D Common Stock owned by Brantley IV. See footnote (4) above for an explanation of Mr. Pinkas’ relationship to Brantley IV. As a result of this relationship, Pinkas Partners may be deemed to share voting and dispositive power of, and therefore beneficially own, the shares held by

Brantley IV. Pinkas Partners disclaims beneficial ownership of any shares except to the extent of its pecuniary interest therein.

(8)	The shares are the 2,439,547 shares of Class A Common Stock owned by Brantley III, which Brantley Management III may be deemed to beneficially own in its capacity as sole general partner of Brantley III. Brantley Management III disclaims beneficial ownership of any shares except to the extent of its pecuniary interest therein.

(9)	The shares consist of (a) 62,555,686 shares of Class A Common Stock; (b) 8,749,952 shares of Class A Common Stock issuable upon conversion of 8,749,952 shares of Class D Common Stock; and (c) 20,455 shares of Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock.

(10)	The shares consist of (a) 62,555,686 shares of Class A Common Stock owned by Brantley IV; (b) 8,749,952 shares of Class A Common Stock issuable upon conversion of 8,749,952 shares of Class D Common Stock owned by Brantley IV; and (c) 20,455 shares of Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock owned by Brantley IV. Brantley Management IV is the sole general partner of Brantley IV and, in such capacity, may be deemed to share voting and dispositive power with respect to, and to beneficially own, the shares held by Brantley IV. Brantley Management IV disclaims beneficial ownership of any such shares except to the extent of its pecuniary interest therein.

(11)	The shares are the 8,749,952 shares of Class D Common Stock owned by Brantley IV. Brantley Management IV is the sole general partner of Brantley IV and, in such capacity, may be deemed to share voting and dispositive power with respect to, and to beneficially own, the shares held by Brantley IV. Brantley Management IV disclaims beneficial ownership of any such shares except to the extent of its pecuniary interest therein.

(12)	The shares consist of (a) 15,909,003 shares of Class A Common Stock issuable upon conversion of 15,909,003 shares of Class D Common Stock and (b) 1,421,629 shares of Class A Common Stock issuable upon exercise of warrants to purchase Class A Common Stock. The business address of Phoenix Life Insurance Company is One American Row, Hartford, Connecticut 06115-0480.

(13)	Mr. Bauer is our President, Chief Executive Officer and director. The shares consist of (a) 13,461 shares of Class A Common Stock; and (b) 150,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. The address of Mr. Bauer is 1805 Old Alabama Road, Suite 350, Roswell, GA 30076.

(14)	Mr. Crane is a member of our board of directors. The shares consist of (a) 1,136 shares of Class A Common Stock owned by Mr. Crane through an individual retirement account; (b) 1,136 shares of Class A Common Stock owned by Mr. Crane’s spouse through an individual retirement account; and (c) 20,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. Because of the family relationship, Mr. Crane may be deemed to beneficially own all such shares. The address for Mr. Crane is 10700 Sikes Place, Suite 120, Charlotte, North Carolina 28277.

(15)	Mr. Finn was a member of our board of directors until he resigned on June 28, 2007. In addition to the shares detailed in note (3), the shares include 17,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock owned by Mr. Finn.

(16)	Mr. Valley is a member of our board of directors. The shares include 30,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. The address for Mr. Valley is 10817 Southern Loop Boulevard, Pineville, North Carolina 28134.

(17)	Dennis M. Cain is the CEO of MBS. D/V Cain Family, L.P. holds the shares formerly held in the names of Dennis M. Cain and his spouse, Valerie Cain. Mr. Cain may be deemed to beneficially own the shares owned by D/V Cain Family, L.P. as he is the manager of the general partner of the partnership. The shares consist of (a) 10,503,944 shares of Class A Common Stock and (b) 75,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. The address of D/V Cain Family, L.P. is 714 FM 1960 W., Suite 206, Houston, Texas 77090.

(18)	Tommy M. Smith is the President and COO of MBS. The shares consist of (a) 8,483,363 shares of Class A Common Stock and (b) 75,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. Mr. Smith’s address is 10700 Richmond Avenue, Suite 300, Houston, Texas 77024.

(19)	Dr. Retsky is the President of Rand. The address for Dr. Retsky is 1633 Erringer Road, Simi Valley, California 93065.

(20)	Mr. Murdock is our Chief Financial Officer and Corporate Secretary. The shares include 100,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. The address for Mr. Murdock is 1805 Old Alabama Road, Suite 350, Roswell, Georgia 30076.

(21)	The shares include (a) an aggregate of 97,717,879 shares of Class A Common Stock and (b) 484,000 shares of Class A Common Stock issuable upon the exercise of options to purchase Class A Common Stock. This amount includes the 75,399,922 shares owned by Brantley III, Brantley IV and BEP attributed to each of Messrs. Cascio, Finn and Pinkas (see footnote (3)). Both Messrs. Cascio and Finn disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests in such shares. See footnotes 3, 13, 14, 15, 16, 17, 18, 19, 20 and 21 regarding each individual’s ownership interests.

CERTAIN TRANSACTIONS

The following parties have a direct or indirect material interest in transactions with us since the beginning of the most recently completed fiscal year and such transactions are described below:

We entered into the Stockholders Agreement with Brantley III, Brantley IV and Brantley Capital Corporation (“Brantley Capital”), pursuant to which each of Brantley III, Brantley IV and Brantley Capital (i) is entitled to nominate one person to become a member of our board of directors and (ii) has agreed to cast all votes necessary to elect as members of our board of directors the three people who have been nominated by Brantley III, Brantley IV and Brantley Capital. In accordance with the Stockholders Agreement, Paul Cascio, Michael Finn and David Crane were nominated to be elected as directors at the last annual meeting.

Effective as of May 31, 2007, Brantley Management V, LLC became the general partner of Brantley Equity Partners, L.P. (“BEP”) and thereby became the beneficial owner of 1,634,282 shares of Class A Common Stock that BEP had previously acquired from Brantley Capital.

Paul H. Cascio and Robert P. Pinkas, two of our current directors, and Michael J. Finn, one of our former directors, are general partners of the general partner of Brantley III, Brantley IV and BEP and limited partners of those funds. The advisor to Brantley III is Brantley Venture Management III, L.P. and the advisor to Brantley IV is Brantley Management IV, L.P.

Brantley IV and Phoenix Life Insurance Company own shares of Class D Common Stock and Brantley III owns shares of Class A Common Stock. By virtue of their affiliations with Brantley III and Brantley IV, Mr. Cascio and Mr. Pinkas disclaim beneficial ownership in the shares of Class D Common Stock held by Brantley IV and the shares of Class A Common Stock held by Brantley III except to the extent of their respective pecuniary interests therein. (See “Security Ownership of Certain Beneficial Owners”).

On December 1, 2006, we completed a private placement consisting of our issuance of (i) 15,909,003 shares of our newly created Class D Common Stock to Phoenix for a purchase price of $3,000,000 (i) 8,749,952 shares of Class D Common Stock to Brantley IV for a purchase price of $1,650,000 and (iii) senior unsecured subordinated promissory notes due 2011 in the original principal amount of $3,350,000, bearing interest at an aggregate rate of 14% per annum, together with warrants to purchase 1,421,629 shares of our Class A Common Stock, to Phoenix for an aggregate purchase price of $3,350,000. The warrants are exercisable for five years from the date of issuance of the warrants at $0.01 per share.

Phoenix is a limited partner in Brantley IV and Brantley Partners V, L.P. and has also co-invested with Brantley IV and its affiliates in a number of transactions. Prior to the closing of the private placement, Phoenix did not own, of record, any shares of our capital stock.

Brantley IV and Phoenix also received the right to register pursuant to a Registration Rights Agreement, dated as of December 1, 2006, by and among Orion, Brantley IV and Phoenix (the “Registration Rights Agreement”) all of the shares of Class A Common Stock issuable upon conversion of their shares of Class D

Common Stock. Initially, this will be approximately 24,658,955 shares. Brantley IV and Phoenix and their permitted transferees will also have registration rights for any additional shares of Class A Common Stock (including Class A Common Stock into which other securities of Orion are convertible) issued to them. If the registration rights are exercised and the underlying shares are offered or sold, our stock price could decline.

Pursuant to the Registration Rights Agreement, Brantley IV and Phoenix and/or their permitted transferees, holding in the aggregate at least 50 percent of the registrable shares have the right to request that we effect the registration on Form S-1 of shares of Class A Common Stock having an anticipated net aggregate offering price of at least $10,000,000. We are not required to effect any such registration within six months after the effective date of any other such registration statement. Additionally, at any time that we are eligible to file a registration statement on Form S-3, Brantley IV, Phoenix and/or their permitted transferees may request that we effect the registration on Form S-3 of registrable shares having an anticipated net aggregate offering price of at least $1,000,000.

At any time that we otherwise propose to register any of our equity securities under the Securities Act, Brantley IV and Phoenix and/or their permitted transferees may request the registration of registrable shares. However, we are not obligated to effect any registration of shares incidental to the registration of our securities in connection with a Form S-8 or a Form S-4 relating to the acquisition or merger, by us or our subsidiaries, of or with any other business.

As a condition to the private placement, on December 1, 2006, we refinanced our existing loan facility with CIT Healthcare, LLC (“CIT”) into a four year $16,500,000 senior secured credit facility with Wells Fargo Foothill, Inc. (“Wells Fargo”) consisting of a $2,000,000 revolving loan commitment, a $4,500,000 term loan and a $10,000,000 acquisition facility commitment. Upon repayment of the CIT loan facility, two of our stockholders, Brantley IV and Brantley Capital were released from guarantees that they had provided on our behalf in connection with the loan facility.

Also on December 1, 2006 in connection with the consummation of the private placement and the execution of the credit agreement with Wells Fargo, the following actions were taken:

•	All of our remaining holders of Class B Common Stock and Class C Common Stock converted their shares into shares of our Class A Common Stock;

•	We purchased and retired all 1,722,983 shares of our Class B Common Stock owned by Brantley Capital for an aggregate purchase price of $482,435;

•	We amended our certificate of incorporation to create the Class D Common Stock and eliminate the Class B Common Stock and Class C Common Stock;

•	Brantley IV converted the entire unpaid principal balance, and accrued but unpaid interest, of two convertible subordinated promissory notes in the original aggregate amount of $1,250,000 into shares of our Class A Common Stock;

•	We extended the maturity date from December 15, 2007 to December 15, 2008 and increased the interest rate from 8% to 9% on certain unsecured subordinated promissory notes totaling in the aggregate $1,714,336 issued to certain of the former equity holders of the businesses we acquired in 2004, including two of our executive officers, Dennis Cain, CEO of MBS, and Tommy Smith, President and COO of MBS; and

•	We restructured certain unsecured notes issued to DVI Financial Services, Inc. and serviced by U.S. Bank Portfolio Services to reduce the outstanding balance from $3,750,000 to $2,750,000.

On May 12, 2006, we granted an aggregate of 102,000 stock options to certain of our employees and directors under our 2004 Incentive Plan, as amended, which included among the recipients: (1) Joseph M. Valley, Jr., our current director and (2) David Crane, our current director.

On December 4, 2006, we granted an aggregate of 2.5 million stock options to certain of our employees, officers, directors and former directors under our 2004 Incentive Plan, as amended, which included among the recipients: (1) Terrence L. Bauer, our director, President and Chief Executive Officer and a stockholder of ours;

(2) Stephen H. Murdock, our Chief Financial Officer and Corporate Secretary, (3) Joseph M. Valley, Jr., our current director, and (4) David Crane, our current director.

Our Corporate Code of Business Conduct and Ethics addresses any conflicts of interests on the part of any employees that might cast doubt on an employee’s ability to act objectively when representing us. In addition to setting guidelines, the Corporate Code of Business Conduct and Ethics provides that each potential conflict of interest will be reviewed and the final decision as to the existence of a conflict made by our chief executive officer. Further, the Audit Committee, in accordance with the AMEX corporate governance rules, reviews all related party transactions involving our directors or executive officers.

COST OF SOLICITATION OF PROXIES

The cost of this solicitation will be paid by us. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone or telegraph, but we do not intend to pay them for such activity. We may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and we may reimburse such persons for their expenses in doing so. We may also retain a professional proxy solicitation firm to assist in the solicitation of proxies at a maximum total cost to be borne by us of $10,000 plus out-of-pocket expenses.

STOCKHOLDER PROPOSAL

The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

If the Transaction is not consummated and we remain a public company, stockholder proposals or director nominations to be considered for inclusion in our proxy statement and form of proxy for the next annual meeting of stockholders, must be received at our executive offices at 1805 Old Alabama Road, Suite 350, Roswell, Georgia, 30076, no later than December 12, 2007.

In the event we receive notice of a stockholder proposal to take action at next year’s annual meeting of stockholders that is not submitted for inclusion in our proxy material, or is submitted for inclusion but is properly excluded from the proxy material, the persons named in the proxy sent by us to our stockholders may exercise their discretion to vote on the stockholder proposal in accordance with their best judgment if notice of the proposal is not received at our executive offices by January 26, 2008.

OTHER MATTERS

All proxies received duly executed will be voted. You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice to us or in person at the meeting, without affecting any vote previously taken.

WHERE YOU CAN FIND MORE INFORMATION

The Transaction will result in a “going private” Transaction subject to Rule 13E-3 of the Exchange Act. We have filed a Rule 13E-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Transaction. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any of our interested stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to the CORPORATE SECRETARY, ORION HEALTHCORP, INC., 1805 OLD ALABAMA ROAD, SUITE 350, ROSWELL, GEORGIA 30076.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters.

Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference rooms, you may call the SEC at I-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.” Our Class A Common Stock is listed on the AMEX under the symbol “ONH.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC into this proxy statement. This permits us to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement. The following documents that we have filed with the SEC are incorporated by reference in this proxy statement:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2006

•	Our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007

•	Our Current Report on Form 8-K, as filed with the SEC on August 9, 2007

•	Our Current Report on Form 8-K, as filed with the SEC on August 22, 2007

•	Our Current Report on Form 8-K, as filed with the SEC on September 6, 2007

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of our Class A Common Stock or Class D Common Stock and would like a copy of any of the information incorporated by reference in this Proxy Statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), we will provide it to you without charge.

If you would like to receive any of this information, please call or write us at CORPORATE SECRETARY, ORION HEALTHCORP, INC., 1805 OLD ALABAMA ROAD, SUITE 350, ROSWELL, GEORGIA, 30076. You should make your request before          , 2007 to receive the information prior to the meeting.

We have not authorized anyone to give any information or make any representation about the Transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

BY ORDER OF ORION HEALTHCORP, INC.

STEPHEN H. MURDOCK
CORPORATE SECRETARY

Appendix A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORION HEALTHCORP, INC.

Orion HealthCorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

A. The name of this Corporation is Orion HealthCorp, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 20, 1984 under the name Technical Coatings Incorporated.

B. This Fourth Amended and Restated Certificate of Incorporation has been adopted in accordance with Sections 242 and 245 of the DGCL and shall become effective upon filing with the Secretary of State of the state of Delaware.

C. This Fourth Amended and Restated Certificate of Incorporation restates and amends the Third Amended and Restated Certificate of Incorporation of the Corporation by restating in its entirety the text of the Certificate of Incorporation to read as follows:

1. Name.  The name of this Corporation is Orion HealthCorp, Inc.

2. Registered Office.  The registered office of this Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. Purpose.  The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock.

4.1 Authorized Shares.

4.1.1 Authorized Shares.  The total number of shares of capital stock that the Corporation has authority to issue is Three Hundred Seventy Million (370,000,000) shares, consisting of Three Hundred Fifty Million (350,000,000) shares of common stock, par value $0.001 per share (“Common Stock”) and Twenty Million (20,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The Common Stock consists of the following classes:

(a) Three Hundred Million (300,000,000) shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”);

(b) Fifty Million (50,000,000) shares of Class D Common Stock, par value $0.001 per share (“Class D Common Stock”).

4.1.2 Stock Split.  Effective upon filing with the Secretary of State of the state of Delaware (the “Effective Date”), without regard to any other provision of this Certificate of Incorporation, each one (1) share of Class A Common Stock, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Date, shall be and is hereby automatically reclassified and changed (without any further act) into one-twenty five hundredth (1/2500th) of a fully-paid and non-assessable share of Class A Common Stock (the “Reverse Split”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of stock shall be issued to any registered holder of fewer than 2500 shares of Class A Common Stock immediately prior to the Effective Date, and that instead of issuing such fractional shares of stock to such holders, such fractional shares of stock shall be canceled and converted into the right to receive the cash payment of $0.23 per share of stock on a pre-split basis to each stockholder owning fewer than 2500 shares of Class A Common Stock immediately prior to the Effective Date.

Immediately following the Reverse Split, without regard to any other provision of this Certificate of Incorporation, each one (1) share of Class A Common Stock, either issued and outstanding or held by the Corporation as treasury stock, and any fractional share of stock held by any stockholder who holds in excess of one (1) share of stock immediately following the Reverse Split, shall be and is hereby automatically reclassified and changed (without any further act) into twenty five hundred (2500) fully-paid and non-assessable shares of Class A Common Stock (or, with respect to fractional shares, such lesser number of shares as may be applicable based upon such 2500-for-1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Class A Common Stock shall be issued.

4.2 Definitions.  As used in this Article 4, the following terms have the following definitions:

4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

4.2.2 “Applicable Price per Share” shall mean, at any time and with respect to any share of Class A Common Stock, (a) if such determination is being made in connection with a Realization Event, the amount which would be paid as a Distribution on such share were the Corporation to be liquidated in accordance with Article 4.4.3 hereof with total Distributions being made to all Equity Securities of the Corporation equal to the Total Equity Value, determined as of such time, and (b) at all other times, the Market Price as of such time.

4.2.3 “Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.4 “Class D Base Amount” shall mean the price per share paid upon issuance of the shares of Class D Common Stock pursuant to the Class D Stock Purchase Agreement.

4.2.5 “Class D Conversion Constant” shall mean, at any time as of which it is to be determined, one (1.0), adjusted as provided in Article 4.4.4 below.

4.2.6 “Class D Conversion Factor” shall mean, at any time as of which it is to be determined, the sum of (a) the Class D Conversion Constant plus (b) a fraction, the numerator of which is the Remaining Class D Dividend Amount and the denominator of which is the Applicable Price per Share, all determined at the time.

4.2.7 “Class D Dividend Amount” shall mean, with respect to any share of Class D Common Stock at any time, an amount equal to nine percent (9%) per annum on the Class D Base Amount from time to time outstanding, without compounding, from the date the Class D Common Stock was first issued.

4.2.8 “Class D Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement, date September 8, 2006, by and among the Corporation, Phoenix Life Insurance Company and Brantley Partners IV, L.P.

4.2.9 “Distributions” shall mean all distributions made to holders of Equity Securities in respect of such Equity Securities, whether by dividend or otherwise (including but not limited to: any distributions made by the Corporation to holders of Equity Securities in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis; any redemption or repurchase by the Corporation of any Equity Securities for any reason; any distributions made in connection with a merger, reorganization, recapitalization or exchange involving any Equity Securities; and any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding Equity Securities); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Corporation of any Equity Securities pursuant to the provisions of any agreement with any director, officer or employee of the Corporation or any of its subsidiaries, (b) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock in accordance with the provisions of Article 4.4.4, (c) a merger, share exchange or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger, share exchange or consolidation effectively have the power to elect a majority of the Board of Directors of the surviving corporation or its parent corporation or (d) any other distribution, redemption, repurchase or other action at any time when there is any share of Class D Common Stock outstanding if the holders of a majority of the shares of Class D Common Stock then outstanding determine that such distribution, redemption, repurchase or other action shall not constitute a Distribution.

4.2.10 “Equity Security” shall mean all shares of capital stock or other equity or beneficial interests issued by or created in or by the Corporation, all stock appreciation or similar rights, and all securities or other options, rights, warrants or other agreements or instruments to acquire any of the foregoing, whether by conversion, exchange, exercise or otherwise; provided, however, that, with respect to the calculation of Applicable Price per Share at any time in connection with a Realization Event, no such convertible or exchangeable security, option, right, warrant or other agreement or instrument shall be considered an Equity Security unless, at such time, the conversion, exchange, exercise or other action with respect thereto would decrease such Applicable Price per Share.

4.2.11 “Market Price” shall mean, on any date as of which it is to be determined, the amount per share of Class A Common Stock equal to (a) the last sale price of Class A Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which Class A Common Stock is then listed or admitted to trading, or (b) if Class A Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of Class A Common Stock on such date, or (c) if there shall have been no trading on such date or if Class A Common Stock is not so designated, the average of the closing bid and asked prices of Class A Common Stock on such date as shown by the NASD automated quotation system, or (d) if Class A Common Stock is not then listed or admitted to trading on any national exchange or quoted in the over-the-counter market, the fair value thereof determined in good faith by the Board of Directors as of a date which is within 15 days of the date as of which the determination is to be made.

4.2.12 “NASD” shall mean The National Association of Securities Dealers, Inc.

4.2.13 “Person” shall mean any individual, partnership, corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

4.2.14 “Realization Event” shall mean any Transfer, in one transaction or a series of related transactions, of 20% or more of the outstanding shares of Class A Common Stock (determined after giving effect to the conversion of all outstanding shares of Class D Common Stock); provided, however, that the issuance and sale of shares of Class D Common Stock pursuant to the Class D Stock Purchase Agreement shall not be deemed to be a Realization Event.

4.2.15 “Remaining Class D Dividend Amount” shall mean, with respect to any share of Class D Common Stock at any time, the amount that would then be required to be distributed with respect to such share pursuant to Article 4.4.3.1 in order for no further Class D Dividend Amount to be payable with respect to such share pursuant to Article 4.4.3.1.

4.2.16 “Total Equity Value” shall mean, at any time and in connection with any Realization Event, the aggregate amount paid in connection with such Realization Event for all Equity Securities of the Corporation at the time outstanding (after deduction of all commissions, fees and expenses associated with such Realization Event); provided that if less than all of the outstanding Equity Securities of the Corporation are being Transferred in such Realization Event, the aggregate value of all Equity Securities of the Corporation shall be determined by the Board of Directors based on the consideration to be paid for such Equity Securities as are to be so Transferred and the preferences, privileges, rights and other distinctive features of the Equity Securities to be so Transferred relative to the other Equity Securities of the Corporation, so that, if the Corporation were to be liquidated in accordance with Article 4.4.3 hereof with total Distributions to all Equity Securities of the Corporation equal to the aggregate value so determined, the Equity Securities to be so Transferred would receive Distributions in the amount of the consideration to be paid for such Equity Securities in such Realization Event, the determination of the Board of Directors, made in good faith, to be conclusive and final.

4.2.17 “Transfer” shall mean a sale, transfer or other disposition for value.

4.3 Preferred Stock.  Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series, each of such series to have such number of shares, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the board of directors in a resolution or resolutions providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any series thereof, having any preference or priority over, or rights superior to, the Common Stock, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this Corporation as described below in this Article 4.

4.4 Common Stock.  The Class A Common Stock and the Class D Common Stock are referred to collectively as the “Common Stock”; and each class shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, preferences, privileges and limitations set forth below in this Article 4.4.

4.4.1 Shares Identical.  Except as otherwise provided in this Article 4, for purposes of this Article 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions.

4.4.2 Voting Rights.  Subject to the powers, preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Article 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Article 4.4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class.

4.4.2.1 Class A Common Stock.  Each holder of Class A Common Stock shall be entitled to one vote with respect to each share of Class A Common Stock held by such holder.

4.4.2.2 Class D Common Stock.  Each holders of Class D Common Stock shall be entitled to one vote with respect to each share of Class D Common Stock held by such holders.

4.4.2.3 Amendments to Certificate.  Subject to the provisions of Section 242(b)(2) of the DGCL, any term or provision of this Certificate of Incorporation may be amended with the affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock; provided, however, that (a) so long as any shares of Class D Common Stock are outstanding, the Corporation shall not amend, limit or otherwise modify the powers, designations, preferences, privileges or relative, participating, optional or other special rights of the Class D Common Stock, whether by amendment or modification of this Certificate of Incorporation, by operation of a merger or combination or otherwise in any manner, without the affirmative vote or consent of holders of more than 50% of the issued and outstanding shares of Class D Common Stock, voting as a separate class, and (d) no amendment, alteration, change or repeal may be made to Articles 6, 9 or 10 below without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

4.4.2.4 Changes in Authorized Capital Stock.  Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Article 4, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by affirmative vote of holders of a majority of the votes attributable to the then outstanding shares of Common Stock.

4.4.3 Distributions.  Subject to the powers, preferences and rights of any Preferred Stock or any other class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue and subject to the restrictions set forth in Section 4.4.3.4 below, all Distributions shall be made to the holders of Common Stock in the following order of priority:

4.4.3.1 Payment of Class D Dividend Amount.  First, the holders of the shares of Class D Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Article 4.4.3.1 the Class D Dividend Amount. The Corporation may, at any time and from time to time, make Distributions in payment of the Remaining Class D Dividend Amount.

4.4.3.2 Allocation of Remaining Distribution Amount.  Second, after the full required amount of Distributions have been made pursuant to Article 4.4.3.1 above, all holders of the shares of Class A Common Stock and Class D Common Stock, as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Class A Common Stock and Class D Common Stock held by each holder, provided that for purposes of this Article 4.4.3.2, each share of Class D Common Stock shall be deemed to have been converted into a number of shares of Class A Common Stock equal to the Class D Conversion Constant.

4.4.3.3 Allocation of Distributions.  All Distributions pursuant to Articles 4.4.3.1 or 4.4.3.2 above shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held or deemed to be held by such holders.

4.4.3.4 Restriction on Distributions.  Notwithstanding anything to the contrary contained herein, without the prior written consent of Wells Fargo Foothill, Inc., or any successor thereto under the Credit Agreement (as defined below), the Corporation shall be prohibited from making any cash payment to the holders of the shares of Class D Common Stock (in the capacity as holders of the Class D Common Stock) at any time (a) while there is any amounts owing by the Corporation under the Credit Agreement or (b) there is any commitment by Wells Fargo Foothill, Inc., or any successor thereto to make any loans under the Credit Agreement. For purposes of this Section 4.4.3.4, “Credit Agreement” shall mean that certain Credit Agreement, dated December 1, 2006, among the Corporation and Wells Fargo Foothill, Inc., as amended, restated, supplemented or otherwise modified from time to time.

4.4.4 Adjustments to the Class D Conversion Constant.

4.4.4.1 Stock Splits and Stock Dividends.  The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class D Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class A Common Stock unless a proportional adjustment is made to the Class D Conversion Constant; provided, however that (except as provided pursuant to the conversion provisions of Article 4.4.5.1) no stock dividend on any class of Common Stock may be paid through the issuance of Class A Common Stock without the consent of the holders of a majority of the then outstanding shares of Class D Common Stock. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

4.4.4.2 Additional Common Shares.  In the event that, after the issuance of the Class D Common Stock, the Corporation shall issue or sell additional Class A Common Stock or Rights (excluding Excluded Securities) at a Consideration Per Share lower than the Class D Base Amount, then the Class D Conversion Constant in effect immediately after such event shall be adjusted by multiplying the Class D Conversion Constant in effect immediately prior to such event by the quotient of:

(i) the sum of:

(A) the number of shares of Class A Common Stock outstanding immediately prior to such event (calculated on a fully diluted basis taking into account all outstanding Rights); plus

(B) the number of additional shares of Class A Common Stock issued or sold in such event (or then issuable pursuant to Rights issued or sold in such event);

    divided by

(ii) the sum of:

(A) the number of shares of Class A Common Stock outstanding immediately prior to such event (calculated on a fully diluted basis taking into account all outstanding Rights); plus

(B) the quotient of (I) the Aggregate Consideration Receivable in respect of such event, divided by (II) the Class D Base Amount.

“Aggregate Consideration Receivable” means, in the case of a sale of Class A Common Stock, the aggregate amount paid to the Corporation in connection therewith and, in the case of an issuance or sale of Rights, or any amendment thereto, the sum of: (i) the aggregate amount paid to the Corporation for such Rights; plus (ii) the aggregate consideration or premiums stated in such Rights payable for Class A Common Stock covered thereby; in each case without deduction for any fees, expenses or underwriters’ discounts.

“Consideration Per Share” shall mean, with respect to Class A Common Stock or Rights, the quotient of (i) the Aggregate Consideration Receivable in respect of such Class A Common Stock or such Rights; divided by (ii) the total number of such shares of Class A Common Stock or, in the case of Rights, the total number of shares of Class A Common Stock covered by such Rights.

“Excluded Securities” shall mean and include: (i) shares of Class A Common Stock or Rights issued in any of the transactions described in this Article 4.4.4.2 in respect of which an adjustment has been made pursuant to this Article 4.4.4.2 and any shares of Class A Common Stock issued in respect of Rights for which an adjustment has been made under this Article 4.4.4.2 or in respect of which no adjustment was required at the time of the issuance of such Rights under this Article 4.4.4.2; (ii) shares of Class A Common Stock issuable upon exercise of the warrants issued or to be issued to Phoenix Life Insurance Company on or about the date hereof in connection with the filing of this Third Amended and Restated Certificate of Incorporation; (iii) shares of Class A Common Stock issuable upon exercise of any options or warrants granted, or shares of Class A Common Stock granted as restricted stock units, pursuant to the Corporation’s 2004 Incentive Plan, the Corporation’s 2001 Stock Option Plan or any other equity incentive plan approved by the Board of Directors, provided that in any case the aggregate number of shares of Common Stock issuable in respect of all such plans shall not at any time exceed 10% of all shares of Class A Common Stock determined on a fully diluted basis taking into account all outstanding Rights; (iv) shares of Class A Common Stock issued pursuant to the conversion provisions set forth in Article 4.4.5 for any shares of Class D Common Stock to the extent, but only to the extent, that such shares of Class D Common Stock were issued pursuant to the Class D Stock Purchase Agreement; (v) any shares of Class A Common Stock whose sale or issuance has been otherwise adjusted pursuant to Article 4.4.4.1 above; (vi) any shares of Class A Common Stock or Rights issued as payment of the Class D Dividend Amount; (vii) any shares of Class A Common Stock or Rights issued as full or partial consideration for the acquisition by the Corporation (or any subsidiary thereof) of all or substantially all of the capital stock or assets of any third party; and (viii) any shares of Class A Common Stock or Rights issued by the Corporation to any lender in connection with the provision by such lender of financing to the Corporation, provided that the aggregate number of shares of Class A Common Stock issuable in respect thereof shall not at any time exceed 5% of all shares of Class A Common Stock determined on a fully diluted basis including all outstanding Rights.

“Right” shall mean and include: (i) any warrant or any option (including, without limitation, employee stock options) to acquire shares of Class A Common Stock; (ii) any right issued to holders of shares of Class A Common Stock permitting the holders thereof to subscribe for Class A Common Stock (pursuant to a rights offering or otherwise); (iii) any right to acquire shares of Class A Common Stock pursuant to the provisions of any security convertible or exchangeable into shares of Class A Common Stock; and (iv) any similar right permitting the holder thereof to subscribe for or purchase shares of Class A Common Stock.

In the event that the Corporation shall issue and sell shares of Class A Common Stock or Rights for a consideration consisting, in whole or in part, of property (including, without limitation, a security) other than cash or its equivalent, then in determining the “Aggregate Consideration Receivable,” the Board of Directors shall determine, in good faith and on a reasonable basis, the fair value of such property, and such determination, if so made, shall be binding upon all holders of Common Stock. Upon the expiration of any Rights, with respect to which an adjustment was required to be made pursuant to this Article 4.4.4.2, without the full exercise thereof, the Class D Conversion Constant and the number of shares of Class A Common Stock into which each share of Class D Common Stock is convertible shall, upon such expiration, be readjusted and shall thereafter be the Class D Conversion Constant as would have been had, had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if: the only shares of Class A Common Stock issuable under such Rights were the shares of Class A Common Stock, if any, actually issued or sold upon the exercise of such Rights; and such shares of Class A Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the aggregate consideration, if any, actually received by the Corporation for the issuance, sale or grant of all of such Rights, whether or not exercised, provided that no such readjustment shall have the effect of decreasing the Class D Conversion Constant by an amount in excess of the amount of the increase initially made in respect of the issuance, sale, or grant of such Rights. If, with respect to any of the Rights with respect to which an adjustment was required to be made pursuant to this Article 4.4.4.2, there is an increase or decrease in the consideration payable to the Corporation in respect of the exercise thereof, or there is an increase or decrease in the number of shares of Class A Common Stock issuable upon the exercise thereof (by change of rate or otherwise), the Class D Conversion Constant computed upon the original issue and sale thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Rights which are outstanding at such time.

4.4.4.3 Definition of Class A Common Stock for Purposes of Article 4.4.4.  For purposes of Article 4.4.4, Class A Common Stock shall mean the Corporation’s Class A Common Stock as well as any Common Stock having the same rights, preferences and privileges as the Class A Common Stock as described in Article 4.4 hereof and without otherwise having any rights, preferences or privileges senior to or having a priority over those of the Class A Common Stock.

4.4.5 Conversion of Class D Common Stock.

4.4.5.1 Optional Conversion.  At the option of any holder of shares of Class D Common Stock, exercisable at any time and from time to time, in whole or in part, by notice to the Corporation, each outstanding share of Class D Common Stock held by such holder shall convert into a number of shares of Class A Common Stock equal to the Class D Conversion Factor in effect at the time such notice is given.

4.4.5.2 Subsequent Distributions, Etc.  No Distributions shall be or become payable on any shares of Class D Common Stock converted pursuant to Article 4.4.5.1 above at or following such conversion. From and after such conversion, such shares of Class D Common Stock shall be retired and shall not be reissued, and upon the conversion of all outstanding shares of Class D Common Stock (or the redemption, repurchase or purchase by the

Corporation of all outstanding shares of Class D Common Stock in accordance with Article 4.4.8 below) and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class D Common Stock shall be eliminated.

4.4.5.3 Fractional Shares, Etc.  Fractional shares of Class A Common Stock issuable upon conversion of shares of Class D Common Stock under Article 4.4.5.1 above may be issued (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors).

4.4.5.4 Effect of Conversion.  Upon conversion of any share of Class D Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Class A Common Stock into which such share has been converted. From and after the time of conversion of any share of Class D Common Stock, the rights of the holder thereof as such shall cease; the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of Class A Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of Class A Common Stock.

4.4.6 Notices.  All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

4.4.7 Prohibition on Distributions Constituting Taxable Events.  Notwithstanding anything to the contrary in this Third Amended and Restated Certificate of Incorporation, the Corporation shall not take any action that would have been prohibited under Article 4.4.7 of the Corporation’s Amended and Restated Certificate of Incorporation filed December 15, 2004 (the “Old Charter”) without either (i) the written approval of the holders (the “Legacy Class B Holders”) who held a majority of the Corporation’s Class B Common Stock, par value $0.001 per share, (the “Old Class B Shares”) outstanding on the date immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation or (ii) receipt by the Corporation of a legal opinion, in form satisfactory to the Legacy Class B Holders who held a majority of the Old Class B Shares outstanding on the date immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation, from tax counsel to the Corporation that taking such action would not result in adverse tax consequences to such Legacy Class B Holders. During the time period in which the restrictions set forth in Article 4.4.7 of the Old Charter are effective, no amendment to the provisions of this Article 4.4.7 shall be effective without the prior written consent of the Legacy Class B Holders who held a majority of the Old Class B Shares outstanding on the date immediately prior to the filing of this Third Amended and Restated Certificate of Incorporation.

4.4.8 Redeemed or Repurchased Shares.  Upon redemption, repurchase or purchase by the Corporation of any shares of Class D Common Stock, such acquired shares shall no longer be entitled to any voting rights as set forth in Article 4.4.2, distribution rights as set forth in Article 4.4.3, or conversion rights as set forth in Article 4.4.5. From and after such redemption, repurchase or purchase, the acquired shares of Class D Common Stock shall be retired and shall not be reissued.

5. Election of Directors.  The election of directors need not be by ballot unless the By-laws of this Corporation shall so require.

6. By-Laws.  In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation. Notwithstanding the preceding sentence, the By-laws of this Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation, voting together as a single class.

7. Exculpation of Directors.  A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Article 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. Corporate Opportunities.  To the maximum extent permitted from time to time under the law of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of this Corporation. No amendment or repeal of this paragraph 8 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

9. Special Meetings of Stockholders.  Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the DGCL, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

10. Indemnification.  To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Corporation. The Corporation shall indemnify such other persons as may be required by statute or by the By-laws of the Corporation. The Corporation may, to the full extent permitted by Delaware law, purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the By-laws of the Corporation, against any liability which may be asserted against any director, officer or such other person and may enter into contracts providing for the indemnification of any director, officer or such other person to the full extent permitted by Delaware law. The liability of directors of the Corporation (for actions or inactions taken by them as directors) for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors to the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any repeal or modification of this Article 10 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

11. Books.  The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of this Corporation.

12. Action by Consent of Stockholders.  If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the 1934 Act, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent.

[The rest of this page has been left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, said Orion HealthCorp, Inc. has caused this Certificate to be executed by Terrence L. Bauer, its President and Chief Executive Officer, this    day of          , 2007.

ORION HEALTHCORP, INC.

By:
Name: Terrence L. Bauer

Title:	President and Chief Executive
Officer

Appendix B

600 Galleria Parkway
Suite 1850
Atlanta, Georgia 30339
Phone 770-432-0308
Fax 770-432-4138
www.adamscapital.com

September 18, 2007

Special Committee of the Board of Directors of Orion HealthCorp, Inc.
Orion Healthcorp, Inc.
1805 Old Alabama Road
Suite 350
Roswell, Georgia 30076

To the Special Committee:

You requested our opinion as to the fairness, from a financial point of view, to certain holders of shares of Class A Common Stock (the “Shares”) in Orion HealthCorp Inc. (“Orion” or the “Company”) for the transaction whereby the Company will effect a 1-for-2500 reverse stock split (the “Transaction”) of its Class A shares (the “Shares”), with the result that the shareholders owning less than 2500 Shares (the “Cashed-Out Shareholders”) will have such shares cancelled and converted into the right to receive $0.23 consideration, in cash, for each Class A share owned (the “Cash Consideration”) followed by a forward stock split. You have requested our Opinion as to whether the Cash Consideration to be paid to the Cashed-Out Shareholders in connection with the Transaction is fair to the unaffiliated shareholders (defined as those shareholders who are not insiders, members of the Board or holders of 10% or more of the Shares) of the Company, including the Cashed-Out-Shareholders, from a financial point of view. The Opinion considers our conclusion on a non-controlling, marketable basis.

Adams Capital is an independent, third party valuation firm. Our principal business is the valuation of businesses and business interests, including both privately held and publicly traded companies, for fairness opinions, mergers and acquisitions, divestitures, gift and estate taxes, employee stock ownership plans, corporate and partnership recapitalizations, and dissolutions. We act as financial advisors to the Special Committee with respect to this project. As specified in our Engagement Agreement with the Company, our compensation is not contingent on our findings and we have no other financial, advisory or other relationships with the board, officers or investors in Orion.

In connection with our opinion, we reviewed and considered such financial and other matters as we deemed relevant, including, among other things: (i) the Company’s public financial disclosures; (ii) certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company; (iii) certain transactions involving the acquisition of companies we deem potentially comparable to the Company; (iv) the valuation of certain publicly held companies we deem potentially comparable to the Company; (v) discussions with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant; (vi) the financial condition of the Company as compared to the financial condition of certain other companies we deemed relevant; (vii) market data concerning premia paid for shares acquired in similar transactions; (viii) the terms and features of financial derivatives, such as employee stock options and warrants; (ix) the price history of the Shares; (x) the Company’s capital structure (including classes of shares other than the Class A shares) and (xi) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

MAXIMIZING VALUE THROUGH KNOWLEDGETM

Orion HealthCorp., Inc.
September 18, 2007

In conducting our review and arriving at our opinion, we, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or publicly available, and we have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently verified, such information. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of management as to the competitive, operating and regulatory environments and the related financial performance of the Company for the relevant periods. We did not make any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. Additionally, we have not been authorized or requested to, and did not, solicit alternative offers for the Company or its assets, nor have we investigated any other alternative transactions that may be available to the Company.

It is understood that this letter is intended for the benefit and use of the Special Committee, the Board of Directors and stockholders of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be disclosed if required by law. Our opinion does not address the underlying decision by the Company to engage in the Transaction and does not constitute a recommendation to any shareholder of the Company as to whether such stockholder should tender his or her shares of the Company in the Transaction or how such shareholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Cash Consideration to be received by the holders of Shares of the Company in the Transaction is fair, from a financial point of view to such holders (other than the Company’s affiliated shareholders).

Very truly yours,

David P. Adams III, CPA, ABV, ASA
President

MAXIMIZING VALUE THROUGH KNOWLEDGETM

ORION HEALTHCORP, INC.
SPECIAL MEETING OF STOCKHOLDERS
                     ___, 2007
     The undersigned hereby appoints Terrence L. Bauer and Stephen H. Murdock, and each of them or their designees, with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of Class A Common Stock and Class D Common Stock which the undersigned is entitled to vote at the Special Meeting of Stockholders (“Special Meeting”), to be held on                     ,                      ___, 2007, at 8:00 a.m. local time, at 1805 Old Alabama Road, Roswell, Georgia 30076, or at any and all adjournments or postponements thereof, in the following manner:

	FOR	AGAINST	ABSTAIN
Amendment to Certificate of Incorporation to effect a 1-for-2,500 reverse stock split of our Class A Common Stock followed immediately by a 2,500-for-1 forward stock split of our Class A Common Stock.
     In their discretion, these attorneys and proxies are authorized to vote in their discretion upon any other business as may properly come before the Special Meeting and all adjournments or postponements thereof.
     The special committee of our board of directors recommends a vote “FOR” the above listed proposition.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED IN FAVOR OF THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
     Should the undersigned be present and elect to vote at the Special Meeting, or at any adjournment thereof, and after notification to our Corporate Secretary at the Special Meeting of the stockholder’s decision to terminate this proxy, the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to our Corporate Secretary of his or her decision to terminate this proxy. Such subsequently dated proxy must be received by our Corporate Secretary prior to the date of the Special Meeting.

     The undersigned acknowledges receipt from us prior to the execution of this proxy of the Notice of Special Meeting of Stockholders and Proxy Statement dated                     , 2007.
Dated:                                         , 2007

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

Please sign exactly as your name appears on this proxy. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.